Exhibit 2.1

DATED 3 August 2013

CLC Resort Management Limited (1)

- and -

Gorvines Limited (2)

- and -

VRI Europe Limited (3)

and

the Other Sellers (4)

- and -

the Other Buyers (5)

Business Transfer Deed

TABLE OF CONTENTS

1.	Interpretation	4

2.	Conditions	21

3.	Agreement to sell and purchase	22

4.	Consideration	24

5.	Retention Account	24

6.	[Intentionally Deleted]	27

7.	[Intentionally Deleted]	27

8.	Completion	27

9.	Adjustment in relation to the Cash Consideration	29

10.	Warranties	30

11.	Buyers’ remedies	31

12.	Buyer Warranties	31

13.	Limitations on claims	33

14.	Indemnities	36

15.	Gross Up	36

16.	External Claims	37

17.	Tax Covenant	38

18.	Risk and insurance	38

19.	Liabilities of the Sellers and the Buyers	38

20.	Restrictions on the Sellers	40

21.	Rescission	41

22.	Indirect Tax	42

23.	The Employees	45

24.	Consents for transfer of certain Assets	47

25.	The Business Contracts	48

26.	Undertakings and apportionments	49

27.	Data protection	50

28.	Confidentiality and announcements	51

29.	Further assurance	52

30.	Assignment	52

31.	Whole agreement	52

32.	Variation and waiver	52

33.	Costs	53

34.	Notice	53

35.	Interest on late payment	55

36.	Severance	55

37.	Agreement survives completion	55

38.	Third party rights	55

39.	Successors	55

40.	Counterparts	55

41.	Deed	55

42.	Language	55

43.	Governing law and jurisdiction	56

44.	Process Agent	56

SCHEDULE 1		57

	Other Sellers	54

SCHEDULE 2		55

	Other Buyers	55

SCHEDULE 3		56

	Transaction Documents	56

SCHEDULE 4		59

	Conditions	59

SCHEDULE 5		60

	Completion Obligations	60

SCHEDULE 6		64

	Sellers, Buyers and Apportionment of Consideration and Allocation of Assets	64

SCHEDULE 7		65

	The Employees and the Resort Solutions Employees	65

SCHEDULE 8		72

	Certain assets	72

SCHEDULE 9		78

	The intellectual property rights	78

SCHEDULE 10		79

	The properties	79

SCHEDULE 11		86

	The Supplier Contracts	86

SCHEDULE 12		92

	The Motor Vehicles	92

SCHEDULE 13		93

	Information technology	93

SCHEDULE 14	94

Warranties	94

SCHEDULE 15	121

Indemnities	121

SCHEDULE 16	122

Management Agreements	122

SCHEDULE 17	133

Buyer Individuals and Seller Individuals	133

SCHEDULE 18	134

Completion accounts	134

SCHEDULE 19	138

Conduct between signing and Completion	138

SCHEDULE 20	141

Conduct between Completion and 31 December 2013	141

SCHEDULE 21	144

Tax Covenant	144

SCHEDULE 22	161

Fixed Clubs	161

SCHEDULE 23	162

Option in respect of Option Entity	162

SCHEDULE 24	164

Announcements	164

APPENDIX 1	172

Template form of Combined Accounts	172

THIS DEED is dated                             3 August 2013

PARTIES

(1)                                 CLC RESORT MANAGEMENT LIMITED incorporated and registered in Isle of Man with company number 003261V whose registered office is at 33 North Quay, Douglas IM1 4LB, Isle of Man (Primary Seller);

(2)                                 GORVINES LIMITED incorporated and registered in Isle of Man with company number 127152C whose registered office is at 34 North Quay, Douglas IM1 4LB, Isle of Man (Gorvines);

(3)                                 VRI EUROPE LIMITED, incorporated and registered in England & Wales with company number 8592090 whose registered office is at Coombe Hill House Beverley Way London, SW20 0AR (Primary Buyer);

(4)                                 those companies whose details are set out in Schedule 1 (Other Sellers); and

(5)                                 those companies whose details are set out in Schedule 2 (Other Buyers).

BACKGROUND

(A)                               The Business is now and has for some time, in aggregate, been carried on by the Sellers.

(B)                               The Sellers have agreed to sell and transfer, and the Buyers have agreed to purchase and acquire, the Resort Solutions Shares and the Business (together with the Assets) as a going concern on the terms and conditions of this deed and in particular on the basis of the warranties, undertakings, agreements and indemnities set out in this deed.

AGREED TERMS

1.                                              Interpretation

1.1                                       The definitions and rules of interpretation in clause 1 apply in this deed.

2012 Accounts:

unaudited pro-forma accounts relating to the Business for the 2012 Accounts Period, comprising a balance sheet, profit and loss account and a cash flow statement, a copy of which is attached to the Disclosure Letter.

2012 Accounts Period:	the year that commenced on 01 January 2012 and that ended on 31 December 2012.

2013 Budget:

the budget (broken down on a monthly basis) in respect of the Business based on the Interim Accounts plus forecasts for the period from 1 June 2013 to 31 December 2013 a copy of which is attached to the Disclosure Letter.

2014 Budget:	the budget in respect of the Business in respect of the period from 1 January 2014 to 31 December 2014 a copy of which is attached to the Disclosure Letter.

Accounts:	the 2012 Accounts and/or the Interim Accounts (as relevant).

Actual 2013 EBITDA:	has the meaning given to such term in Schedule 18.

Actual Working Capital:	has the meaning given to such term in Schedule 18.

Agreed Amendments:	in respect of the applicable Management Agreement, the amendments set out in Part 2 of Schedule 16.

Assets:

the property, rights and assets of the Business (other than the Excluded Assets), agreed to be sold and purchased pursuant to clause 3.1, excluding for the avoidance of doubt the Resort Solutions Shares and the Resort Solutions Business.

Assumed Liabilities:	all Liabilities and obligations of the relevant Sellers in relation to the Business or in relation to the Assets to the extent that they arise after the Effective Time.

Bank Instruction Letter:	the letter, in agreed form, from the Escrow Agents to the Escrow Bank.

Business:

the business of managing Shared Ownership Resorts (including pursuant to the Fixed Club Management Agreements and the Developer Management Agreements, but excluding management of the Multi Clubs) as carried on by the relevant Sellers immediately prior to the Effective Time, excluding for the avoidance of doubt the Resort Solutions Business.

Business Contracts:

the Fixed Club Management Agreements, the Supplier Contracts, IT Contracts and all other contracts, arrangements, licences and other commitments relating mostly to the Business entered into on or before, and which remain to be performed in whole or in part at, the Effective Time, which have been entered into by or for the benefit of the relevant Sellers, or the benefit of which is held in trust for or has been assigned or subcontracted to the relevant Sellers, but excluding for the purposes of this definition any and all employment contracts and those contracts which are Excluded Assets.

Business Day:	a day (other than a Saturday, Sunday or public holiday) when banks in London, England and the Isle of Man are open for business.

Business Information:	all information, know-how and techniques (whether or not confidential and in whatever form held) to the extent they relate to:

1) all or any part of the Business and Assets; or

2) any services rendered by the Business; or

3) any documentation, formulae, designs, specifications, drawings, data, manuals or instructions relating to 1) or 2) above; or

4)                       the operations, management, administration or financial affairs of the Business (including any business plans or forecasts, information relating to future business development or planning and information relating to litigation or legal advice); or

5)                       the sale or marketing of any of the products sold or services rendered by the Business, including all customer names and lists, sales and marketing information (including targets, sales and market share statistics, market surveys and reports on research).

Buyer Individuals:	the persons listed in Part 1 of Schedule 17.

Buyer Rescission Event:	has the meaning given to such term in clause 21.1.

Buyer’s Account:	such account as may be notified in writing to the Primary Seller by the Primary Buyer.

Buyers’ Group:	the Buyer, its holding companies and all companies and undertakings which are now or in the future become Subsidiaries or subsidiary undertakings of the Buyer or of any such holding companies.

Buyers	the Primary Buyer and the Other Buyers (each a Buyer).

Buyer’s Solicitors:	HowardKennedyFsi LLP of 19 Cavendish Square, London, W1A 2AW.

Cash Consideration:	Initial Cash Consideration as adjusted pursuant to clause 9 and Schedule 18.

Claim:	as the context requires, any Relevant Claim against any Seller or Proceedings (brought by any of the Sellers) against the Buyer.

Clubs:	the Fixed Clubs and the Multi Clubs.

Commercial Warranties:	the Warranties, other than the Fundamental Warranties.

Commercial Warranty Claim:	any Proceedings in respect of any of the Commercial Warranties.

Companies Acts:	the Companies Act 1985 and the Companies Act 2006.

Completion:	the completion of the sale and purchase of the Business and the Assets and the Resort Solutions Shares in accordance with this deed.

Completion Accounts:	has the meaning given to such term in Schedule 18.

Completion Date:

the date that completion of the sale and purchase of the Business and the Assets and the Resort Solutions Shares in accordance with this deed occurs which shall be the first Business Day of a calendar month.

Completion Date Balance Sheet:	the balance sheet of the Business and the Resort Solutions Business as at the Completion Date, as derived from the Completion Accounts.

Conditions:	those conditions specified in Schedule 4.

Consideration:	has the meaning given to such term in clause 4.1.

Consideration Shares:	the 24,500 ordinary shares of £0.10 each in the share capital of the Buyer to be issued to the Primary Seller credited as fully paid.

Constitutions:

the constitutional or other documents governing the structure of a Shared Ownership Programme, and the respective rights and obligations of the Owners governed by that Constitution. For the Fixed Clubs and the Multi Clubs, the term Constitution includes the deed of trust and the management agreements.

Convenios:	the Spanish collective bargaining agreements which apply to the Employees.

Co-operation Agreement:	has the meaning given to such term in Schedule 3.

COTS:	in respect of software, software that is available commercially “off-the-shelf” and includes shrink-wrap and click-wrap software.

Creditors:

all trade debts and accrued charges owing by the relevant Sellers, solely in respect of the Business, to the trade creditors of the relevant Sellers, solely in respect of the Business, in the ordinary course of the Business (but excluding any Excluded Liabilities).

CTA 2010:	the Corporation Tax Act 2010.

Current Use:	in relation to each Property, the current use as identified for that Property in Part 4 of Schedule 10.

Customer Data:	the Customer personal data (as defined in the applicable Data Protection Laws) which form part of the Customer Database.

Customer Database:	the database owned by the Sellers for the purpose of providing services to Customers and all rights in the same from time to time.

Customers:	the customers of the Business, but solely in relation to the Business, including Owners at Fixed Clubs, Multi Clubs and Resort Solutions Managed Properties.

Data Controller:	as defined in the applicable Data Protection Laws.

Data Protection Laws:	DPA 1998, LOPD and any analogous legislation in any other applicable jurisdiction.

Demand:	any action, award, claim or other legal recourse, complaint, cost, debt, demand, expense, fine, liability, loss, outgoing, penalty or proceeding.

Developer Management Agreements:	has the meaning given to such term in Schedule 3.

Disclosed:	disclosed (or deemed to have been disclosed) with sufficient detail to identify the nature and scope of the matters disclosed.

Disclosure Letter:	has the meaning given to such term in Schedule 3.

DPA 1998:	the Data Protection Act 1998.

Due Amount:

the amount (if any) due to the Buyer on a Relevant Claim being settled less the amount of any Saving, overprovision or overpayment set off against such amount pursuant to paragraph 9.2 or paragraph 10.1 of Schedule 21 (Tax Covenant).

Due Diligence Reports:	the due diligence reports dated 10 July 2013 and prepared by Deloittes LLP, and the due diligence reports dated 24 May and 25 May 2013 and prepared by Jones Lang LaSalle.

EBITDA Excess:	has the meaning given to such term in Schedule 18.

EBITDA Shortfall:	has the meaning given to such term in Schedule 18.

Effective Time:	00.01am GMT on the Completion Date.

Employee Data:	the personal data (as defined in the applicable Data Protection Laws) of the Employees, the Resort Solutions Employees and Former Employees which form part of the Employee Database.

Employee Database:	the database owned by the Sellers in connection with the Employees, the Resort Solutions Employees and the Former Employees.

Employees:

the individuals wholly or mainly employed by the relevant Sellers in the Business immediately prior to the Effective Time that are being transferred in connection with this deed, at the date of this deed, consists of those individuals whose details are set out in Part 1 of Schedule 7.

Encumbrance:

any mortgage, charge (fixed or floating), pledge, lien, hypothecation, guarantee, trust, right of set-off or other third party right or interest (legal or equitable) including any assignment by way of security, reservation of title or other security interest of any kind, howsoever created or arising, or any other agreement or arrangement (including a sale and repurchase agreement) having similar effect.

Escrow Agents:	The Law Debenture Trust Corporation p.l.c. or such other person as the Primary Seller and the Primary Buyer may agree.

Escrow Bank:	such bank as shall be agreed between the Escrow Agents and the Primary Seller and Primary Buyer.

Escrow Letter:	has the meaning given to such term in Schedule 3.

Europe:

any of the 28 Member States of the European Union at the date of this deed (and not, as amended from time to time) comprising of: Austria, Belgium, Bulgaria, Cyprus, Czech Republic, Croatia, Denmark, Estonia, Finland, France, Germany, Greece, Hungary,

Ireland, Italy, Latvia, Lithuania, Luxembourg, Malta, Netherlands, Poland, Portugal, Romania, Slovak Republic, Slovenia, Spain, Sweden and the United Kingdom.

Excluded Assets:	the assets and rights used in the Business set out in clause 3.4 as being excluded from the sale and purchase pursuant to this deed.

Excluded Liabilities:

any and all obligations and Liabilities of the Sellers in respect of the Business, the Transaction, the Assets or the Employees (including, for the avoidance of doubt, all obligations and liabilities pursuant to the Management Agreements, other than the Resort Solutions Management Agreements), relating to the period prior to the Effective Time any and all contingent liabilities or obligations accruing prior to the Effective Time and all bank and other overdrafts and loans owing by the Sellers, but Excluded Liabilities shall not include any liabilities of Resort Solutions Holdings Limited or Resort Solutions Limited.

Extension of Interval International Master Affiliation Agreement:	has the meaning given to such term in Schedule 3.

Extension of Interval International Master Services Agreement:	has the meaning given to such term in Schedule 3.

Extension of Interval Resort and Financial Services Inc. Owner Services Agreement:	has the meaning given to such term in Schedule 3.

Final Management Agreement Retention Release Date:	the date falling 30 months after Completion.

Finance Documents:	has the meaning ascribed to it the Loan Agreement.

Fixed Assets:

all of the fixed plant and machinery, furniture, utensils, templates, tooling, implements, chattels and equipment, the loose plant including moveable plant, machinery and equipment, fixtures and fittings, desktop computers, spare parts, items of office equipment, trooling, the Motor Vehicles, promotional materials, furniture and furnishings wherever situated and used or intended for use solely in connection with the Business attached or fixed to the Properties as at the Effective Time, including all those items described in Part 1 of Schedule 8.

Fixed Club Management Agreements:	the management agreements in relation to each of the Fixed Clubs.

Fixed Clubs:	each of the single site Shared Ownership Programmes operating from a single Shared Ownership Resort with a fixed or floating week usage structure listed on Schedule 22.

FMRH Shareholders’ Deed:	has the meaning given to such term in Schedule 3.

Former Employees:	the former employees of the relevant Sellers and of Resort Solutions Limited.

Freehold Properties:	the freehold properties, particulars of which are set out in Part 1 of Schedule 10.

Fundamental Warranties:	the warranties set out in Paragraphs 1 (Capacity of the Sellers), 5 (Title to the Assets), 16 (Insolvency of the Sellers) and 20 (Resort Solutions Holdings Limited) of Schedule 14.

Fundamental Warranty Claim:	any Proceedings in respect of any of the Fundamental Warranties.

General Retention:	the sum of £2,798,400 (being 5% of the Initial Cash Consideration).

General Retention Release Date:	the date falling 30 months after the Completion Date.

Glinton:	a company incorporated and registered in Isle of Man with company number 003260V whose registered office is at 33 North Quay, Douglas IM1 4LB, Isle of Man and being a member of the Sellers’ Group.

Goodwill:

the goodwill, reputation, custom and connection of the relevant Sellers solely in relation to the Business, together with the exclusive right for the Buyer and its successors and assigns to carry on the Business and respectively to represent themselves as carrying on the Business in succession to the Sellers including the benefit, solely in relation to the Business, of all pending contracts, orders and engagements and the right to all lists of Customers and suppliers of the Business.

ILG Master Guarantee Deed:	has the meaning given to such term in Schedule 3.

Indemnities:	the indemnities set out in clause 14 and Schedule 15.

Indemnity Claim:	any Proceedings in respect of any of the Indemnities.

Indirect Tax:

any system of value added tax as provided for in Council Directive 2006/112/EC applied in any Member State of the European Union, the Value Added Tax Act 1996 of the Isle of Man and Impuesto General Indirecto Canario levied in the Canary Islands.

Indirect Tax Free Transfer:	has the meaning given to such expression in clause 22.2.

Indirect Tax Records:	records relating to Indirect Tax required to be maintained under applicable law.

Initial Cash Consideration:	£55,967,999.

Intellectual Property Rights:

copyright and related rights, trade marks and service marks, trade names and domain names, rights to goodwill or to sue for passing off or unfair competition, rights in designs, rights in computer software, database rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

Interest Rate:	interest at a rate of 4 per cent per annum above the base lending rate from time to time of Barclays Bank plc.

Interim Accounts:

unaudited pro-forma accounts relating to the Business and the Resort Solutions Business in respect of the Interim Accounts Period comprising a balance sheet, profit and loss account and a cash flow statement, a copy of which is attached to the Disclosure Letter.

Interim Accounts Period:	the 5 month period that and commenced on 1 January 2013 and that ended on 31 May 2013.

Inventory:

the global term for any unit of accommodation (including Units, resort units, condominium units, hotel rooms, cruise berths and other holiday accommodations) which is or has been secured for use in a Shared Ownership Programme.

IT Assets:

all material computer hardware (including network and telecommunications equipment) and software (other than software which is COTS) used exclusively by or in relation to the Business included in the Fixed Assets being transferred in Schedule 8).

IT Services Agreement:	has the meaning given to such term in Schedule 3.

IT Systems:	all goods and services provided under the IT Agreement, including the licences for software (as defined in the IT Services Agreement), together with the IT Assets.

Law or Laws:

includes all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws and other legislative measures or decisions having the force of law in any applicable jurisdiction, and rules of common law, customary law and equity.

Lease:	a lease (including any supplemental documents) under which each of the Leasehold Properties is held and Leases means all of them.

Lease Effective Time:	in respect of each Leasehold Property, the later of:

(i) the Completion Date; and

(ii) the date the Lease is granted in respect of that Leasehold Property.

Leasehold Properties:	the leasehold properties, particulars of which are set out in Part 2 of Schedule 10.

Liabilities:	all losses, costs, expenses, liabilities, duties and obligations of every description, whether deriving from contract, common law, statute or otherwise, and “Liability” means any one of them.

Loan Agreement:	has the meaning given to such term in Schedule 3.

Longstop Date:	1 November 2013 or such later time as agreed to pursuant to clause 2.3.2.

LOPD:	Spanish Organic Law 15/1999, of 13 December on Personal Data Protection.

Managed Properties:	the properties managed pursuant to the Fixed Club Management Agreements.

Management Agreements:

the Fixed Club Management Agreements and the Developer Management Agreements and all other management agreements that are part of the Business and the Resort Solutions Business, all of which are contained in Part 1 of Schedule 16.

Management Agreement Amendment:	in respect of the applicable Management Agreement, the completion of the Agreed Amendments in respect of such Fixed Club Management Agreement.

Management Agreement Retention:	the sum of £5,596,800 (being 10% of the Initial Cash Consideration) to be held in the Retention Account pursuant to clause 5.13.

Master Guarantee Deeds:	has the meaning given to such term in Schedule 3.

Material Adverse Effect:	a reduction in the value of the Business and the Resort Solutions Business (taken for this purpose to be the amount of the Consideration payable on Completion under this deed) of at least 5%.

Material IT Contracts:

all arrangements and agreements under which any third party (including any member of the Sellers’ Group or any source code deposit agent) provides any element of, or services relating to, the IT Assets, including leasing, hire purchase, licensing, maintenance and services agreements and pursuant to the IT Agreement).

Motor Vehicles:	the motor vehicles set out in Schedule 12.

Moveable Assets:	linens, toiletries and other stock used or intended for use solely in connection with the Business, including those items listed in Part 2 of Schedule 8.

Multi Clubs:

Shared Ownership Programmes structured to give their members rights to take holidays based on a points or other redemption mechanism from a pool of Inventory in a selection of destinations where such accommodation is made up in part of Inventory from the Fixed Clubs. A Multi Club is governed by its own set of constitutional rules. Each Multi Club pays the appropriate Management Fees on the Weeks it owns in the Fixed Clubs and enjoys all the same rights, privileges and obligations as any other Owner in the Fixed Clubs. As of the Effective Time Multi

Club includes the Vacation Club, FPOC, FDC, Destinations and Options clubs).

New Leases:	the leases to be granted by the Sellers to the Other Buyers in relation to the Properties detailed in Part 2 of Schedule 10 (Leasehold Properties).

Option Entity:	any of the Other Buyers to the extent that any Assets have been transferred to such Other Buyers.

Option Shares:	the entire issued share capital and/or other form of ownership interests of any Option Entity.

Other Sellers:	the persons identified in Schedule 1, having agreed to be bound by the terms of this deed pursuant to the Seller Deed of Adherence.

Owner:

an owner or member (individual or corporate) of a Shared Ownership Programme, as the case may be, who by virtue of their ownership or membership is entitled to the rights and privileges but subject to the obligations all as set out in the Constitution which applies to them. Owners in some of the Shared Ownership Programmes are known as “Members” but in this deed the generic term Owner is used for ease of reference.

Payroll Taxes:	any amounts in respect of United Kingdom income tax required to be accounted for to HM Revenue & Customs pursuant to pay-as-you-earn or equivalent tax in Spain or any other relevant jurisdiction.

Pre-emption Deed:	has the meaning given to such term in Schedule 3.

Proceedings:	any claim, demand, proceeding, suit or action.

Properties:	the Freehold Properties and the Leasehold Properties as detailed in Schedule 10.

Records:

the books, accounts (including the Indirect Tax Records and returns), lists of clients, Customers and suppliers (including the Customer Database), credit reports, price lists, cost records, work tickets, catalogues, advertising and all the other documents, papers and records (including the Employee Database) however stored of the Sellers relating solely to the Business, the Employees or any of the Assets but excluding any Records (including any Indirect Tax Records or Records relating to Payroll Taxes or Social Security Contributions) which are required by applicable law to be retained by the relevant Sellers or any member of the Sellers’ Group.

Relevant Claim:

any Proceedings brought against any of the Sellers pursuant to this deed, including under the Warranties, the Tax Warranties, clause 14 and Schedule 15 (Indemnities), Schedule 21 (Tax Covenant) or otherwise, but not including any claim brought against any of the Sellers pursuant to any indemnity given for the benefit of the Buyers pursuant to clause 19 or clause 26.

Relevant Management Agreement Retention Amount:	in respect of each Management Agreement, such part of the Management Agreement Retention as is detailed in part 3 of Schedule 16.

Resort Solutions Business:	the business of Resort Solutions Holdings Limited and Resort Solutions Limited.

Resort Solutions Management Agreements:	those Management Agreements which are part of the Resort Solutions Business.

Resort Solutions Employees

the individuals wholly or mainly employed by Resort Solutions Limited and/or Resort Solutions Holdings Limited, which as at the date of this deed consists of those individuals whose details are set out in Part 2 of Schedule 7.

Resort Solutions Holdings Limited:	a private company limited by shares with company number 06592173 whose registered address is St. Mary’s House, St. Mary’s Road, Market Harborough, Leicestershire LE16 7DS.

Resort Solutions Limited:	a private company limited by shares with company number 05153737, whose registered address is Hallswelle House, 1 Halleswelle Road, London NW11 0DH.

Resorts Solutions Shares:	the entire issued share capital of Resort Solutions Holdings Limited.

Resort Solutions Supplier Contracts:

all contracts, engagements or orders entered into on or before the Effective Time by or on behalf of the Sellers for services to the Sellers mostly in connection with and in the ordinary course of the Resort Solutions Business which at the Effective Time remain to be performed in whole or in part, including all the contracts described in Part 2 of Schedule 11.

Retention Account:	the joint interest-bearing bank account at the Escrow Bank to be established in accordance with the Escrow Letter.

Retention Amount:	the sum of £8,395,200 (being the aggregate of the General Retention and the Management Agreement Retention).

Seller Deed of Adherence:	the deed of adherence in the agreed form to be entered into between the Other Sellers, the Primary Seller, Gorvines, the Primary Buyer and Other Buyers.

Seller Individuals:	the persons listed in Part 2 of Schedule 17.

Sellers	the Primary Seller, Gorvines and the Other Sellers (each a Seller).

Sellers’ Account:	such account as may be notified in writing to the Primary Buyer by the Primary Seller.

Sellers’ Accountants:	Deloitte LLP.

Sellers’ Group:

the Sellers, their holding companies, or trusts which have an interest in such holding companies, and all companies and undertakings which are now or in the future become Subsidiaries or subsidiary undertakings of the Sellers or of any such holding company.

Sellers’ Solicitors:	Simmons & Simmons LLP.

Set-Off Deed:	has the meaning given to such term in Schedule 3.

Shared Intellectual Property Rights:	the shared intellectual property rights of each of the Sellers and the Buyers as set out in the Shared Services Agreement.

Shared Ownership Programme:

one or more Units of accommodation designed for occupancy in common with others for a period of at least one year (but not necessarily consecutive years) and which Units are all subject to the same timeshare, club-trustee, rotational right scheme, fractional or other vacation ownership plan, together with any other similar shared property, or rights to property appurtenant to those units, which may be evidenced by points, membership, deeded fee simple title or other certificate of ownership or right to use.

Shared Ownership Resort:	the following resorts:

(i) a resort from which a Shared Ownership Programme operates; or

(ii) a resort from which a Shared Ownership Programme does not operate, but 25% or more of the Inventory of which is used in a Shared Ownership Programme.

Shared Services Agreement:	has the meaning given to such term in Schedule 3.

Social Security Contributions:	United Kingdom national insurance contributions and equivalent contributions in Spain or elsewhere.

Spanish Ley del Suelo of 2008:	Spanish Royal Legislative Decree 2/2008 of 20 June which regulates planning and the use of land.

Subsidiary:

in relation to a company wherever incorporated (a holding company) means a subsidiary as defined in section 1159 of the Companies Act 2006 and any other company which is itself a subsidiary (as so defined) of a company which is itself a subsidiary of such holding company. Unless the context otherwise requires, the application of this definition to any company at any time will apply to the company as it was at that time, and a subsidiary undertaking shall be construed in accordance with section 1162 of that Act.

Supplier Contracts:

all contracts, engagements or orders entered into on or before the Effective Time by or on behalf of the Sellers for services to the Sellers mostly in connection with and in the ordinary course of the Business, which at the Effective Time remain to be performed in whole or in part, including all the contracts described in Part 1 of Schedule 11.

Target 2013 EBITDA:	has the meaning given to such term in Schedule 18.

Target Working Capital:	has the meaning given to such term in Schedule 18.

Taxation or Tax:

all forms of taxation and statutory, governmental, state, federal, provincial, local, government or municipal charges, duties, imposts, contributions, levies, withholdings or similar liabilities wherever chargeable and whether of the UK or any other jurisdiction; and any penalty, fine, surcharge, interest, charges or costs relating thereto.

Taxation Authority:	any government, state or municipality or any local, state, federal or other fiscal, revenue, customs or excise authority, body or official competent to impose, administer, levy, assess or collect Tax.

Tax Referee:	has the meaning given to such expression in clause 22.2.4.

Tax Related Claim:	a Relevant Claim pursuant to Schedule 21 (Tax Covenant) or in respect of breach of any of the Tax Warranties.

Tax Warranties:	the warranties set out in Part 7 of Schedule 14.

Tax Warranty Claim:	any Proceedings in respect of any of the Tax Warranties.

Third Party Consent:	a consent, licence, approval, authorisation or waiver required from a third party for the conveyance, transfer, assignment or novation in favour of the Buyer of any of the Assets.

Transaction:	the transaction contemplated by this deed or any part of that transaction.

Transaction Documents:	all or any of this deed and the documents set out in 3.

Transferred Cash:

the sum of cash required in order for the Business and the Resort Solutions Business to have the Target Working Capital immediately following the Effective Date, as calculated in accordance with Schedule 18.

TULRCA:	the Trade Union and Labour Relations (Consolidation) Act 1992.

TUPE:	the Transfer of Undertakings (Protection of Employment) Regulations 2006.

TUPE 1981:	the Transfer of Undertakings (Protection of Employment) Regulations 1981.

Unit:	the accommodation which forms part of the Shared Ownership Programme which has been secured for the use of the Shared Ownership Programme and its Owners from time to time.

Very Material Adverse Effect	a reduction in the value of the Business and the Resort Solutions Business (taken for this purpose to be the amount of the Consideration payable on Completion under this deed) of at least 10%.

VAT:	value added tax chargeable under the VATA 1994 and legislation supplemental thereto and any similar replacement or additional tax in the United Kingdom.

VATA 1994:	the United Kingdom Value Added Tax Act 1994.

VRI Europe Shareholders’ Deed:	has the meaning given to such term in Schedule 3.

Warranties:	the warranties set out in Schedule 14 (other than the Tax Warranties.

Warranty Claim:	a Fundamental Warranty Claim and/or a Commercial Warranty Claim.

Week:

the period of seven days during which an Owner has the exclusive rights to enjoy and use the occupation rights in the Shared Ownership Programme attached to the Week be it on a fixed or floating basis pursuant to the Constitution of the Shared Ownership Programme and subject to such obligations as may affect the Week.

Workers’ Statute:	the Spanish labour statute known as the Estatuto de los Trabajadores which was enacted as Royal Legislative Decree 1/1995 of 24 March, as amended from time to time.

Working Capital Excess:	the amount, if any, by which the Actual Working Capital is greater than the Target Working Capital.

Working Capital Shortfall:	an amount equal to the amount, if any, by which the Actual Working Capital is less than the Target Working Capital.

1.2                                       Clause, schedule and paragraph headings do not affect the interpretation of this deed.

1.3                                       A reference to a clause or a schedule is a reference to a clause of, or schedule to, this deed. A reference to a paragraph is to a paragraph of the relevant schedule, and a reference to an appendix is to the relevant appendix to this deed.

1.4                                       A person includes a natural person, corporate or unincorporated body (including any form of partnership) (whether or not having separate legal personality) and that person’s personal representatives, successors or permitted assigns.

1.5                                       A reference to a company shall include any company, corporation or other body corporate, wherever and however incorporated.

1.6                                       Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.7                                       Unless the context otherwise requires, a reference to one gender includes a reference to the other gender.

1.8                                       A reference to a particular statute, statutory provision or subordinate legislation is a reference to it as it is in force at the date of this deed, taking account of any amendment or re-enactment and includes any statute, statutory provision or subordinate legislation which it amends or re-enacts and subordinate legislation for the time being in force made under it. Provided that, as between the parties, no such amendment or re-enactment shall apply for the purposes of this deed to the extent that it would impose any new or extended obligation, liability or restriction on, or otherwise adversely affect the rights of, any party.

1.9                                       A reference to writing or written includes faxes and e-mail.

1.10                                Documents in agreed form are documents in the form agreed by the parties to this deed and initialled by them or on their behalf for identification.

1.11                                Where the words include(s), including or in particular are used in this deed, they are deemed to have the words “without limitation” following them.

1.12                                 Any obligation on a party not to do something includes an obligation to use the powers within its control not to allow that thing to be done.

1.13                                Where the context permits, other and otherwise are illustrative and shall not limit the sense of the words preceding them.

1.14                                References to any English legal terms, for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall, in respect of any jurisdiction other than England, be deemed to include a reference to what most nearly approximates to the English legal term in that jurisdiction.

1.15                                References to times of the day are, unless the context requires otherwise, to London, England time and references to a day are to a period of 24 hours running from midnight on the previous day.

1.16                                Any amount, expressed in one currency, to the extent that it requires, in whole or in part, to be expressed in any other currency in order to give full effect to this deed, shall be deemed for that purpose to have been converted into the relevant currency three days before the date on which it is required to be expressed in any other currency (or, if that is not a Business Day, the Business Day immediately before it). Subject to any applicable legal requirements governing conversions into that currency, the rate of exchange shall be the closing mid-point rate at 4:00pm London time for the purchase of the relevant currency with the applicable currency, as shown in the historical tables of the Financial Times, currently available on the internet at http://www.FT.com/marketsdata.

1.17                                Unless expressly provided otherwise in this deed, the Primary Seller shall, to the extent that it is permitted by law to be liable for the obligations of another entity, be jointly and severally liable for all obligations, undertakings and liabilities of the Sellers arising under this deed (including those of the Other Sellers) and the Other Sellers shall be severally liable for their respective obligations, undertakings and liabilities only.  For the avoidance of doubt, to the extent the quantum of the liability of any Seller under this deed is reduced, limited or excluded, the quantum of the Primary Seller’s liability in respect of such liability of the relevant Seller shall be correspondingly reduced, limited or excluded.

1.18                                As amongst themselves, each of the Other Sellers agrees to indemnify the Primary Seller to the extent of the liability of any such Other Seller that is borne by the Primary Seller pursuant to this deed (for the avoidance of doubt, subject to the limitations on liability set out in this deed (including, but not limited to those set out in clause 13)), but this indemnity may not be exercised in contravention of any provision of any guarantee or indemnity now or hereafter granted by any member of the Seller’s Group, in favour of any member of the Buyer’s Group, including, but not limited to, pursuant to any Finance Document.

1.19                                Documents in the agreed form are documents in the form agreed by the parties to the BTA and initialled by them or on their behalf for identification with such changes as such parties may subsequently agree prior to the execution of these documents.

2.                                               Conditions

2.1                                       Completion of this deed is subject to the Conditions being satisfied or waived by the date and time provided in clause 2.3.

2.2                                       The following provisions shall continue to have effect, notwithstanding failure to waive or satisfy the Conditions:

2.2.1                                                 Clause 1 (Agreed Terms);

2.2.2                                                 Clause 2 (Conditions);

2.2.3                                                 Clause 21 (Rescission);

2.2.4                                                 Clause 31 (Whole Agreement);

2.2.5                                                 Clause 32 (Variation and Waiver);

2.2.6                                                 Clause 33 (Costs);

2.2.7                                                 Clause 34 (Notice);

2.2.8                                                 Clause 42 (Language); and

2.2.9                                                 Clause 43 (Governing Law and Jurisdiction).

2.3                                       Each of the Sellers and each of the Buyers undertakes to use its reasonable endeavours and to provide the other parties with such co-operation and assistance as is reasonably necessary and it is reasonably able to provide, to procure the satisfaction of the Conditions as soon as is reasonably practicable and in any event no later than:

2.3.1                                                               1 November 2013; or

2.3.2                                                               such later date as may be agreed in writing by the Primary Seller and the Primary Buyer.

2.4                                       Should any of the Sellers or the Buyers become aware of anything which will prevent any of the Conditions from being satisfied on or before the Longstop Date it shall, as soon as reasonably practicable, in the case of the relevant Buyer disclose the same to the Primary Seller and in the case of the relevant Seller disclose the same to the Primary Buyer.

2.5                                       The Primary Buyer may, to such extent as it thinks fit and is legally entitled to do so, waive in whole or in part any of the Conditions set out in paragraphs 1-4 and 6 of Schedule 4 by written notice to the Primary Seller.

2.6                                       In the event that all the Conditions shall not have been satisfied or waived pursuant to this deed on or prior to the Longstop Date this deed (save for clause 2.2 and Schedule 23) shall lapse and no party shall make any claim again any other in respect hereof, save in respect of any antecedent breach.

3.                                               Agreement to sell and purchase

3.1                                       On the date of this deed, the Sellers shall deliver, or procure delivery, to the Primary Buyer of:

3.1.1                                                               a duly executed counterpart of this deed;

3.1.2                                                               the Disclosure Letter duly executed by the Sellers;

3.1.3                                                               the Seller Deed of Adherence, duly executed by the Sellers; and

3.1.4                                                               the Master Guarantee Deeds duly executed by the relevant members of the Sellers’ Group.

3.2                                       On the date of this deed, the Buyer shall deliver, or procure delivery, to the Primary Seller of:

3.2.1                                                               a duly executed counterpart of this deed;

3.2.2                                                               the Disclosure Letter duly executed by the Buyers;

3.2.3                                                               the Seller Deed of Adherence duly executed by the Buyers; and

3.2.4                                                               the Master Guarantee Deeds duly executed by the relevant members of the Buyers’ Group.

3.3                                      Unless expressly provided in this deed, and as detailed in Schedule 6 the Sellers shall sell with full title guarantee or, to the extent that the Sellers are not the owner thereof shall procure the sale with full title guarantee, and the Buyers, with a view to carrying on the Business as a going concern, shall purchase free from all Encumbrances (other than any finance leases in respect of certain Moveable Assets created in the ordinary course of business) with effect from the Effective Time:

3.3.1                                                               the benefit (subject to the burden) of the Business Contracts (including the Management Agreements);

3.3.2                                                               the Goodwill;

3.3.3                                                               the Properties;

3.3.4                                                               the Fixed Assets;

3.3.5                                                               the Resort Solutions Shares;

3.3.6                                                               the Moveable Assets;

3.3.7                                                               the Business Information;

3.3.8                                                               the IT Assets, excluding any supported goods or supported software as detailed in Schedule 1 of the IT Services Agreement;

3.3.9                                                               the Transferred Cash;

3.3.10                                                        the Business Intellectual Property Rights owned by the Sellers or otherwise used in connection with the Business (excluding the Shared Intellectual Property Rights);

3.3.11                                                        the Records;

3.3.12                                                        all (if any) of the other property or rights of the Sellers which relate to or are connected mainly with or belong to or used mainly in, the Business and which are not otherwise described in this clause 3.2, but not the Excluded Assets; and

3.3.13                                                        all of the Sellers’ rights against third parties, including rights under any warranties, conditions, guarantees or indemnities or under the Sale of Goods Act 1979 or any equivalent legislation in Spain or elsewhere relating to any of the Assets and the benefit of all sums to which the Sellers are entitled from third parties or insurers solely in respect of loss or damage to the Assets (except to the extent that a provision in respect of such loss or damage is made or otherwise taken into account under the provisions of clause 18.3.

3.4                                       The following shall be excluded from the sale under this deed:

3.4.1                                                               the Excluded Liabilities;

3.4.2                                                               any IT Licences, access to which is being granted to the Buyer pursuant to the IT Services Agreement;

3.4.3                                                               those excluded assets detailed in Part 3 of Schedule 8;

3.4.4                                                               all the Sellers’ cash-in-hand or at the bank or at any other financial institution in excess of Transferred Cash; and

3.4.5                                                               the Sellers’ accounts and accounting records which do not relate to the Business.

3.5                                       Subject to clause 3.6, the sale and purchase of each of the Assets and the Resort Solutions Shares is interdependent and shall be completed simultaneously.

3.6                                       The Properties shall be sold, leased or made available to the relevant Buyers in accordance with the provisions of Part 3 Schedule 10.

4.                                               Consideration

4.1                                       The Consideration shall comprise:

4.1.1                                                               the issue and allotment of the Consideration Shares by the Primary Buyer to the Primary Seller; and

4.1.2                                                               the Initial Cash Consideration as adjusted in accordance with clause 9 and Schedule 18, and which shall be satisfied by: (i) the payment by the Buyers of the Initial Cash Consideration in cash at Completion to the Seller’s Account by telegraphic transfer for same day value (subject to the payment of the Retention Amount into the Retention Account in accordance with clause 8.2.3), to be apportioned amongst the Sellers on the basis set out in Schedule 9; and (ii) the adjustment payment(s) by the Buyers in cash (as applicable) to the Sellers (as relevant) in accordance with clause 9 and Schedule 18; and

4.1.3                                                               the assumption of the Assumed Liabilities by the Buyers.

4.2                                       Any payment made by any of the Sellers to any of the Buyers or by any of the Buyers to any of the Sellers in respect of breach of any warranty, undertaking or covenant set out in this deed, or pursuant to any indemnity set out in this deed, shall, so far as possible, be made by way of adjustment to the Cash Consideration apportioned to such Seller.

4.3                                       The Consideration Shares shall rank pari passu and as a single class with the ordinary shares in the Buyer in issue at the date of this deed, and shall carry the right to receive in full all dividends and other distributions declared, made or paid after the Completion Date.

5.                                               Retention Account

5.1                                       No amount shall be released out of the Retention Account otherwise than in accordance with this clause 5.

5.2                                       Any interest that may accrue on the credit balance on the Retention Account shall be credited to the Retention Account and paid to the Sellers in accordance with this clause 5.

5.3                                       The liability to Taxation on any interest on any amount in the Retention Account shall be borne by the Sellers.

General Retention

5.4                                       If a Relevant Claim has been notified by a Buyer to the Primary Seller prior to the General Retention Release Date, no part of the General Retention shall be released to the Sellers from the Retention Account otherwise than in accordance with the provisions of this clause 5.

5.5                                       If, prior to the General Retention Release Date, a Relevant Claim is settled and there is a Due Amount, the Primary Seller and the Primary Buyer shall, unless such Due Amount has already been paid to the a Buyer, as soon as practicable following such settlement, instruct the Escrow Agents to pay to the Primary Buyer, to the Buyer’s Account, out of the Retention Account the lesser of the Due Amount and the then remaining amount of the General Retention less any applicable bank charges.

5.6                                       Subject to the provisions of clause 5.7 and clause 5.11, following payment to the Primary Buyer of all Due Amounts outstanding (if any) under clause 5.5, the Primary Seller and the Primary Buyer shall as soon as practicable (and in any event within 5 Business Days of the last of any such payments being made), instruct the Escrow Agents to pay the remaining balance (if any) of the General Retention (together with any interest which has accrued on the General Retention Amount less any applicable bank charges) to the Primary Seller to the Sellers’ Account.

5.7                                       On the General Retention Release Date the parties shall instruct the Escrow Agents to pay to the Primary Buyer out of the Retention Account the lesser of the outstanding Due Amount(s) (if any)  and the General Retention Amount.

5.8                                       In the event that the Primary Buyer or the Primary Seller does not give the instructions referred to in clauses 5.5, 5.6 or 5.7 above, within the time specified in such clause, or there is any dispute as to the payment out of the Retention Account in accordance with clause 5.14 or clause 5.15, a “Release Dispute” will be deemed to have arisen. Either Party may refer the Release Dispute to such arbitrator as is appointed by agreement between them, or in default of such agreement within five Business Days, appointed by the Chairman of the Institute of Chartered Accountants of England and Wales (the “Arbitrator”).  The Arbitrator shall determine the Release Dispute and his decision shall be binding upon the relevant

Sellers and the relevant Buyers and the relevant Sellers and the relevant Buyers shall bear the Arbitrator’s fees and expenses and any professional fees incurred by the relevant Sellers and the relevant Buyers in relation to the Release Dispute in such proportions as the Arbitrator shall determine.  The parties shall use their respective best endeavours to procure that the Arbitrator delivers his decision within such time as may be stipulated in his terms of reference, which period may be no longer than 30 days from the appointment of the Arbitrator.

5.9                                       A Relevant Claim shall be deemed settled for the purposes of this clause 5 if:

5.9.1                                                               the Primary Buyer and the Primary Seller so agree in writing; or

5.9.2                                                               the Relevant Claim has been determined by a court of competent jurisdiction or pursuant to binding arbitration, from which in either case there is no right of appeal, or from whose judgment the Buyers or the Sellers (as the case may be) are irrevocably debarred by passage of time or otherwise from making an appeal.

5.10                                Save as provided elsewhere in this deed or in any other documents executed pursuant to this deed:

5.10.1                                                        the amount of the Cash Consideration paid into the Retention Account (whether as part of the General Retention or the Management Agreement Retention) shall not be regarded as imposing any limit on the amount of any claims under this deed or under any of the documents executed pursuant to this deed;

5.10.2                                                        if a Due Amount is not satisfied in full from the Retention Account, the Relevant Claim (to the extent not so satisfied) shall, subject to the other relevant provisions of this deed or any other documents executed pursuant to this deed, remain fully enforceable against the relevant Sellers; and

5.10.3                                                        nothing in this clause 5 shall prejudice, limit or otherwise affect any right, including to make any claim, or remedy the relevant Buyers may have from time to time against the relevant Sellers either under this deed or under any of the documents executed pursuant to this deed.

5.11                                If the Primary Buyer has notified the Primary Seller of Relevant Claims prior to the General Retention Release Date, and any of which have not been finally determined, agreed, settled or withdrawn on or prior to such date, the Primary Buyer shall be entitled to require such portion of the Held-over Proportion (as defined below) which, together with any and all Due Amounts, exceeds £812,626 to remain in the Retention Account until the relevant claims or disputes are finally determined, agreed, settled or withdrawn, when the Held-over Proportion will be allocated to or between the Buyers and the Sellers as appropriate.

5.12                                The “Held-over Proportion” means the proportion (including, if that is the case, the whole) of the outstanding balance of the General Retention held in the Retention Account that either:

5.12.1                                                        is agreed between the Primary Buyer and the Primary Seller in writing; or

5.12.2                                                        matches (insofar as the balance is not exhausted) the amount claimed by the Buyers, which, for this purpose only, shall be regarded as reduced to the extent that any part of the Relevant Claim, according to an opinion of

Counsel, is more likely than not to fail.  For this purpose, Counsel shall be such Queen’s Counsel as is agreed between the Primary Buyer and the Primary Seller (or, if not agreed within 15 days of the General Retention Release Date, chosen by the Chairman for the time being of the General Council of the Bar on the written application of the relevant Buyer or the relevant Seller, whichever applies first), and the relevant Sellers and the relevant Buyers shall bear Counsel’s fees and expenses and any professional fees incurred by the relevant Seller and the relevant Buyer in relation to the Held-over Proportion in such proportions as Counsel shall determine.  The parties shall use their respective best endeavours to procure that Counsel delivers his decision within 20 Business Days.

Management Agreement Retention

5.13                                The Management Agreement Retention shall be held in the Retention Account as security for the obligations of the Sellers to undertake the Agreed Amendments pursuant to paragraph 9 of Part 2 of Schedule 5.

5.14                               Every three months after the Completion Date, the Primary Seller and the Primary Buyer shall instruct the Escrow Agents to pay to the Primary Seller (to the Sellers’ Account) out of the Retention Account the Relevant Management Agreement Retention Amount (together with any interest which has accrued on the amount so paid) with respect to any Management Agreement Amendments adopted during such three-month period, and the provisions of clause 5.8 shall apply in the case of any Release Dispute.

5.15                                If, and to the extent that, any Management Agreement Amendments have not been completed on the Final Management Agreement Retention Release Date (any such Management Agreement Amendments being Incomplete Management Agreement Amendments), the parties shall, as soon as practicable, instruct the Escrow Agents to pay the Relevant Management Agreement Retention Amount in respect of any such Incomplete Management Agreement Amendments to the Primary Buyer provided that if, and to the extent that, such amendments have not been implemented due to any action or omission wholly on the part of a member of the Buyers’ Group, then, subject to clause 5.8 in the case of disagreement, the balance shall be paid to the Sellers (to the Sellers’ Account).  For the avoidance of doubt, the balance of any interest which has accrued on the Management Agreement Retention (less any applicable bank charges) shall be paid to the Sellers.

5.16                                The Buyers shall provide such co-operation, support, assistance and information as may be reasonably required from time to time by any Seller or the Primary Seller in relation to the implementation and/or adoption of the Management Agreement Amendments.

6.                                               [Intentionally Deleted]

7.                                               [Intentionally Deleted]

8.                                               Completion

8.1                                       Completion shall take place after this deed ceases to be subject to any of the Conditions and it shall take place on the Completion Date.

8.2                                       At Completion, the Primary Buyer shall:

8.2.1                                                               allot and issue to the Primary Seller the Consideration Shares credited as fully paid and enter the Primary Seller in the register of members of the Buyer as the holder of the Consideration Shares; and

8.2.2                                                               pay the Initial Cash Consideration (less the Retention Amount) by telegraphic transfer, in same day available funds, to the Sellers’ Account.  Receipt of sum payment made in accordance with this clause shall constitute a valid discharge of the Buyer’s obligations to pay the Initial Cash Consideration under clause 4.1.2; and

8.2.3                                                               pay the Retention Amount, in cash, by telegraphic transfer into the Retention Account;

8.2.4                                                               procure the delivery of a duly executed share certificate to the Primary Seller in respect of the Consideration Shares;

8.2.5                                                               deliver to the Primary Seller a certified copy of the resolution adopted by the board of directors of the Primary Buyer authorising the Transaction and the execution and delivery by the officers specified in the resolution of this deed, and any other documents referred to in this deed as being required to be delivered by it and evidence of the authority of the persons signing the Transaction Documents and the transactions contemplated therein on behalf of the Other Buyers;

8.2.6                                                               deliver to the Primary Seller a legal opinion in respect of the Buyer’s capacity and authority to enter into the relevant Transaction Documents;

8.2.7                                                               deliver, or procure delivery, to the Sellers of or make available to the Primary Seller:

8.2.7.1                                           the Developer Management Agreements duly executed by VRI Management Espana S.L. or VRI Canarias S.L. (as applicable);

8.2.7.2                                           the Co-operation Agreement and all ancillary documents to be entered into thereunder duly executed by the Primary Buyer;

8.2.7.3                                           the VRI Europe Shareholders’ Deed duly executed by the Buyer and Interval Leisure Group Management Limited;

8.2.7.4                                           the Pre-emption Deed duly executed by ILG Lux Finance S.à r.l.;

8.2.7.5                                           the Escrow Letter duly executed by the Primary Buyer;

8.2.7.6                                           the FMRH Shareholders’ Deed and all ancillary documents to be entered into thereunder duly executed by ILG Lux Finance S.à r.l.;

8.2.7.7                                           the Extension of Interval International Master Affiliation Agreement duly executed by Interval International, Inc.;

8.2.7.8                                           the Extension of Interval International Master Services Agreement duly executed by Interval International, Inc.;

8.2.7.9                                           the New Leases unconditionally duly executed by VRI Management Espana, S.L., and VRI Management Canarias, S.L. (as applicable);

8.2.7.10                                    the Extension of Interval Resort Financial Services Inc. Owner Services Agreement duly executed by Interval Resort & Financial Services, Inc.;

8.2.7.11                                    the Shared Services Agreement duly executed by the Primary Buyer;

8.2.7.12                                    the IT Services Agreement duly executed by the Primary Buyer;

8.2.7.13                                    the non-compete deed duly executed by the Primary Buyer and Interval Leisure Group, Inc.;

8.2.7.14                                    the Loan Agreement and the Finance Documents, duly executed by the relevant members of the Buyers’ Group; and

8.2.7.15                                    the Set Off Deed duly executed by the ILG Parties (as defined in the Set Off Deed).

8.3                                       At Completion, the Sellers shall comply with their obligations set out in Schedule 5.

8.4                                       If the Sellers do not comply with their obligations as set out in clause 8.3, the Buyers may, through the Primary Buyer, without prejudice to any other rights they have:

8.4.1                                                               proceed to Completion; or

8.4.2                                                               defer Completion to a date not more than 31 days after the date set by clause 8.1 (and so that the provisions of this clause 8.4, apart from this clause 8.4.2, shall apply to Completion as so deferred).

8.4.3                                                               rescind this deed in accordance with clause 21.

8.5                                       If any of the Buyers do not comply with their obligations as set out in clause 8.2, the Sellers may, through the Primary Seller, without prejudice to any other rights they may have:

8.5.1                                                               proceed to Completion; or

8.5.2                                                               defer Completion to a date not more than 31 days after the date set by clause 8.1 (and so that the provisions of this clause 8.5, apart from this clause 8.5.2, shall apply to Completion as so deferred); or

8.5.3                                                               rescind this deed.

8.6                                       Each Seller undertakes to the Buyer that it will procure that the Business and the Resort Solutions Business shall be carried on in the manner specified in Schedule 19 from the date of this deed until the Effective Time.

8.7                                       Following Completion, the Buyer and each Seller shall each comply with their respective obligations set out in Part 2 of Schedule 5.

8.8                                       The Buyers undertake to each of the Sellers that the Business and the Resort Solutions Business shall be carried on in the manner specified in Schedule 20 from Completion until 31 December 2013.

9.                                               Adjustment in relation to the Cash Consideration

9.1                                       Within ten Business Days after agreement or determination of the Completion Accounts in accordance with the provisions of Schedule 18:

9.1.1                             to the extent that there is a Working Capital Excess, a sum equal to the Working Capital Excess shall be added to the Initial Cash Consideration, and the Primary Buyer shall remit such additional amount to the Primary Seller; and

9.1.2                             to the extent that there is a Working Capital Shortfall, a sum equal to the Working Capital Shortfall shall be deducted from the Initial Cash Consideration, and the Primary Seller shall remit such amount to the Primary Buyer.

9.2                                       Within ten Business Days after agreement or determination of the Combined Accounts in accordance with the provisions of Schedule 18:

9.2.1                             to the extent there is an EBITDA Excess, a sum equal to 75.5% of the EBITDA Excess shall be added to the Initial Cash Consideration, and the Primary Buyer shall remit such additional amount to the Primary Seller; and

9.2.2                             to the extent there is an EBITDA Shortfall, a sum equal to 75.5% of the EBITDA Shortfall shall be deducted from the Initial Cash Consideration, and the Primary Seller shall remit such amount to the Primary Buyer.

9.3                                       Any payment or repayment to be made under clause 9.1 or clause 9.2 shall be made:

9.3.1                                                               if to the Primary Seller, in the same manner as payment made under clause 4.1.2; and

9.3.2                                                               if to the Primary Buyer, by telegraphic transfer to an account notified by the Primary Buyer to the Primary Seller not later than ten Business Days following the date on which the Completion Accounts are agreed or determined.

10.                                        Warranties

10.1                                The Primary Seller (and only the Primary Seller) warrants to the Buyers that each of the Warranties is true and accurate subject to the provisions of this deed and in particular the exclusions and limitations contained in this deed.

10.2                                Gorvines and the Primary Seller warrant to the Primary Buyer that the Tax Warranties are true and accurate subject to the provisions of this deed and in particular the exclusions and limitations contained in this deed.

10.3                                Each of the Other Sellers warrants (in respect of itself only) to the Buyers that each of the Warranties is true and accurate insofar only as such Warranties relate to each such Other Seller itself or to the Assets sold by such Other Seller itself pursuant to this deed.

10.4                                The Warranties are given on the date of this deed and immediately prior to Completion, and the Tax Warranties are given on the date of this deed and on Completion, and any reference made to the date of this deed (whether express or implied) in relation to any Warranty or Tax Warranty shall be construed, in relation to any such repetition, as a reference to both such dates (as relevant).

10.5                                The Sellers agree that any information supplied by or on behalf of any of the Employees or Resort Solutions Employees to the Sellers or their advisers in connection with the Warranties, the Tax Warranties, the information Disclosed in the Disclosure Letter or otherwise shall not constitute a warranty, representation or guarantee as to the accuracy of such information in favour of the Sellers, and the Sellers hereby undertake to the Buyers that they waive any and all claims which they might otherwise have against any of the Employees or the Resort Solutions Employees in respect thereof.

10.6                                Without prejudice to the right of the Buyers to claim on any other basis or take advantage of any other remedies available to it, if any Warranty or Tax Warranty is breached, the Sellers undertake to pay to the relevant Buyer on demand:

10.6.1                                                        the amount necessary to put the relevant Buyer into the position it would have been in if the Warranty or Tax Warranty in question had not been breached (including, in particular, loss of profit, but excluding indirect, or consequential damages); and

10.6.2                                                        all reasonable costs and reasonable expenses (including, in particular, reasonable legal and other professional fees) directly incurred by the relevant Buyer as a result of the breach of the Warranty or Tax Warranty in question.

10.7                                Warranties and Tax Warranties given so far as the Sellers are aware (or given subject to any similar expression) are deemed to be given to the actual knowledge, information and belief of the Seller Individuals after they have made reasonable enquiries of such persons of whom it is reasonable to make such enquires.

10.8                                Each of the Warranties and Tax Warranties is separate and, unless expressly provided to the contrary, is not limited by reference to any other Warranty or Tax Warranty or anything in this deed.

11.                                        Buyers’ remedies

11.1                                Each of the Buyers acknowledges that it has not been induced to enter into this deed by, and that it does not in connection with this deed or its subject matter rely on, any representation, warranty, promise or assurance by the Sellers or any other person save for those contained in this deed.  Each of the Buyers agrees that, subject only to clause 11.2 , it shall have no right or remedy in respect of, and shall not in connection with any claim arising in relation to this deed or its subject matter, plead or assert the making or existence of, any representation, warranty, promise or assurance by the Sellers or their respective directors, employees or advisers save for those contained in this deed in respect of which the Buyers shall, subject to clause 21, have no right to rescind or terminate this deed and the only remedy to the Buyers shall be contractual damages for breach of any Warranty.

11.2                                Nothing in this clause 11 shall exclude or affect any right or remedy available to the Buyers in respect of fraud.

11.3                                The Buyer acknowledges that its legal advisers have explained to it the effect of this clause 11.

12.                                        Buyer Warranties

12.1                                Each of the Buyers (in respect of itself only) each warrants to the Sellers as follows:

12.1.1                                                        each Buyer is validly incorporated, in existence and duly registered, under the laws of the jurisdiction of its incorporation;

12.1.2                                                        each Buyer has the requisite power and authority to enter into and perform this deed and any other agreement referred to herein to which it is or has agreed to become a party (the Buyer Documents);

12.1.3                                                        this deed constitutes and the Buyer Documents will, when executed, constitute binding obligations of the Buyer in accordance with their respective terms;

12.1.4                                                        the Buyers have not carried on any business, have not had any assets or liabilities, have not had any employees and has not been a party to any contracts (other than the relevant Transaction Documents);

12.1.5                                                        no order has been made and no resolution has been passed for the winding up of a Buyer or for a provisional liquidator to be appointed in respect of it and no petition has been presented and no meeting has been convened for the purposes of winding up a Buyer;

12.1.6                                                        no administration order has been made and no petition has been presented and no other action for such an order has been taken in respect of a Buyer;

12.1.7                                                        no receiver (which expression shall include an administrative receiver) has been appointed in respect of a Buyer;

12.1.8                                                        each Buyer is not insolvent or unable to pay its debts within the meaning of s.123 Insolvency Act 1986 and has not stopped paying its debts as they fall due;

12.1.9                                                        no voluntary arrangement has been proposed under s.1 Insolvency Act 1986 in respect of a Buyer;

12.1.10                                                 no event analogous to any of those set out in clauses 12.1.5 — 12.1.9 has occurred in or outside England with respect to a Buyer;

12.1.11                                                 each Buyer has obtained all necessary shareholder and board approvals in respect of entering into this deed and the relevant Buyer Documents;

12.1.12                                                 the execution and delivery of, and the performance by each Buyer of its obligations under, this deed and the relevant Buyer Documents will not:

12.1.13                             be or result in a breach of any provision of the memorandum or articles of association (or any analogous document) of a Buyer;

12.1.14                             be or result in the breach of, or constitute a default under, any instrument to which a Buyer is a party or by which a Buyer is bound and which is material in the context of the transactions contemplated by this deed;

12.1.15                             be or result in a breach of any order, judgment or decree of any court or governmental agency to which a Buyer is a party or by which a Buyer is bound and which is material in the context of the transactions contemplated by this deed; or

12.1.16                             require a Buyer to obtain any consent or approval of, or give any notice to or make any registration with, any governmental or other authority which has not been obtained or made on or prior to the date hereof both on an unconditional basis which cannot be revoked;

12.1.17                                                 at Completion the Buyers will have immediately available on an unconditional basis (subject only to Completion) the necessary cash resources to meet its obligations under this deed and the Buyer Documents;

12.1.18                                                 the Primary Buyer and the directors of the Primary Buyer have the right, power and authority under the constitutional documents of the Primary Buyer to allot and issue the Consideration Shares, and have sufficient authority to do so without first offering them to existing shareholders on a pre-emptive basis;

12.1.19                                                 the Consideration Shares to be issued and allotted pursuant to this deed shall be issued fully paid, with the rights and rank as provided in the articles of association and shall, upon their issue, be free from all Encumbrances, and their issue and allotment will not be subject to any pre-emptive rights or other rights to subscribe for or purchase shares in the capital of the Primary Buyer; and

12.1.20                                                 the Consideration Shares to be issued pursuant to this deed will constitute 24.5% of the issued share capital of the Buyer immediately following Completion.

12.2                                Each of the warranties in clause 12.1 (the Buyer Warranties) is given on the date of this deed and immediately prior to Completion and the Primary Buyer undertakes to forthwith disclose in writing to the Primary Seller any matter or thing which may arise or become known to any of the Buyer after the date of this deed and before Completion which is inconsistent with any of the Buyer Warranties.  In the event of it becoming apparent on or before Completion that a Buyer is or will be in breach of any the Buyer Warranties or any other term of this deed the Sellers may at their option either:

12.2.1                                                        rescind this deed by notice in writing, delivered by the Primary Seller to the Primary Buyer (without prejudice to any other claims or remedies available to it, whether pursuant to this deed or otherwise); or

12.2.2                                                        proceed to Completion, provided that if the Sellers proceed to Completion, they shall not have any claim for damages or any other remedy in respect of such breach or breaches and the Sellers hereby undertake to the Buyers that they waive any and all claims and rights of action which they might otherwise have against the Buyers in respect of such breach or breaches.

13.                                        Limitations on claims

13.1                                This clause limits the liability of the Sellers in relation to any and all Relevant Claims.

13.2                                The aggregate liability of the Sellers under or in respect of all Relevant Claims when taken together shall not exceed the Cash Consideration received by the Sellers.

13.3                                Without prejudice to the provisions of clause 13.2, the total aggregate liability of each Other Seller in respect of all Relevant Claims against it shall not in any event exceed an amount equal to 100 per cent of the amount of Cash Consideration received by it, and in the case of the Primary Seller, shall not exceed an amount equal to 100 per cent of the amount of Cash Consideration.

13.4                                Without prejudice to clause 13.2 and clause 13.3, the aggregate liability of the Sellers for all Commercial Warranty Claims when taken together shall not exceed 40 per cent of the Cash Consideration received by them.

13.5                                None of the Sellers shall be liable in respect of any Warranty Claim unless the aggregate liability of the Sellers in respect of all Warranty Claims, exceeds £812,626 in which case the Sellers liability shall be limited to the amount of the excess over £812,626.

13.6                                Without prejudice to clause 13.2 and clause 13.3, the total aggregate liability of the Sellers in respect of an indemnity claim pursuant to:

13.6.1                                           paragraph 3 of Schedule 15 shall not exceed the aggregate of any amounts that become due and payable by the Buyers in respect of “golden handshake” arrangements with certain Employees as at the Completion Date; and

13.6.2                                           paragraph 4 of Schedule 15 shall not exceed £500,000.

13.7                                For the avoidance of doubt, none of the Sellers except the Primary Seller and Gorvines shall be liable in respect of a Tax Related Claim.

13.8                                For the purposes of clause13.4, clause13.5, and clause 13.6 the liability of the Sellers in respect of a Relevant Claim shall mean the amount in respect of the Relevant Claim for which the relevant Sellers agree in writing to be responsible for or for which they are found to be liable in a court of competent jurisdiction or pursuant to a binding arbitration.

13.9                                Where a Buyer may be entitled (whether by reason of payment, discount, credit, relief or otherwise) to recover from a third party (other than pursuant to any policy of insurance and, for the avoidance of doubt, other than from a Seller any sum for any damage or liability which is or could be the subject of a Relevant Claim (other than a Tax Related Claim, to which the provisions of Schedule 21  (Tax Covenant) shall apply) (a Third Party Recovery), the Buyer:

13.9.1                                          shall notify the Primary Seller of the Third Party Recovery within 10 Business Days of the Buyer or any member of the Buyers’ Group becoming aware that it may be entitled to make the Third Party Recovery, and in any event, if sooner, prior to taking any material step to enforce, compromise, settle or waive any right in relation to that Third Party Recovery; and

13.9.2                                          shall provide the Primary Seller with such information as the Sellers may reasonably require relating to the Third Party Recovery and shall keep the Primary Seller reasonably informed of any material development in the conduct of the Third Party Recovery and shall consult with the Primary Seller in relation to the same if so requested by the Primary Seller; and

13.9.3                                          shall before commencing any Proceedings against any of the Sellers take all reasonable steps to make a successful relevant Third Party Recovery.

13.10                         If, in respect of any matter which would give rise to a Relevant Claim (other than a Tax Related Claim, to which the provisions of Schedule 21  (Tax Covenant) shall apply), any of the Buyers are entitled to claim under any policy of insurance, then such Buyer agrees to use its reasonable endeavours to pursue such claim under the applicable policy of insurance, provided that the relevant Sellers shall indemnify such Buyer against all costs, liabilities and reasonable expenses incurred in relation to taking any such steps and proceedings and any amounts recovered under such insurance claim shall then extinguish or reduce by the amount so recovered any such Relevant Claim that is subsequently made.

13.11                         The Sellers shall not be liable for any Warranty Claim, Tax Warranty Claim (in the case of 13.11.1 and 13.11.2 only) or Indemnity Claim (in the case of 13.11.3 only) to the extent that the Warranty Claim, Tax Warranty Claim (in the case of 13.11.1 or 13.11.2 only) or Indemnity Claim (in the case of 13.11.3 only):

13.11.1                                                 relates to matters Disclosed in or under the Disclosure Letter; or

13.11.2                                                 relates to any matter which is disclosed in the Due Diligence Reports;

13.11.3                                                 relates to any matter in respect of which an allowance, provision or reserve is made in the Completion Accounts to the extent of any such allowance, provision or reserve (as relevant);

13.11.4                                                 arises as a result of any change in law occurring after the date of this deed (whether or not the change purports to be effective retrospectively in whole or in part).

13.12                         Subject to clause 14.2, the Sellers shall have no liability in respect of any Relevant Claim (other than a Tax Related Claim, to which the provisions of Schedule 21  (Tax Covenant) shall apply) unless the Buyers shall have given notice in writing to the Primary Seller of such claim specifying (in reasonable detail) the matter which gives rise to the claim, the nature of the claim and the amount claimed in respect thereof (detailing such Buyer’s calculation of the loss thereby alleged to have been suffered by it), such notice to be given within 60 days after the such Buyer becomes aware of the claim and in any event not later than the date 30 months after the Completion Date.

13.13                         All and any liability of the Sellers in respect of any Relevant Claim (other than a Tax Related Claim, to which the provisions of Schedule 21  (Tax Covenant) shall apply) notified to it in accordance with clause 13.12 shall (if such Relevant Claim has not previously been satisfied, settled or withdrawn) be extinguished on the expiry of six months from the date of such notification of the Relevant Claim unless the relevant Buyer shall within such period have issued and validly served on the relevant Sellers Proceedings in respect of such Relevant Claim.

13.14                         The Seller shall not be liable in respect of a Relevant Claim to the extent that the Relevant Claim (other than a Tax Related Claim, to which the provisions of Schedule 21 (Tax Covenant) shall apply) is attributable to:

13.14.1                                                 any voluntary act, omission or transaction carried out by or at the request of or with the consent of any of the Buyers or any member of the Buyers’ Group or any of their successors in title or assigns on or after Completion other than any such act, omission or transaction carried out in the ordinary and proper course of business; or

13.14.2                                                 anything expressly required to be done or omitted to be done by the Sellers pursuant to this deed; or

13.14.3                                                 anything done by or on behalf of any of the Sellers before Completion at the request of any of the Buyers.

13.15                         The Sellers shall not be liable in respect of any Relevant Claim for any indirect or consequential loss whether actual or contingent.

13.16                         None of the Sellers shall be liable in respect of any Warranty Claim or Tax Warranty Claim to the extent that any of the Buyer Individuals have actual knowledge of the claim or of the matters giving rise to the claim prior to Completion.

13.17                         Nothing in this clause 13 applies to a Relevant Claim that arises or is delayed as a result of fraud by the Sellers, or any member of the Sellers’ Group, or any employee or officer (or former employee or officer) of the Sellers or any member of the Sellers’ Group.

13.18                        The Buyers shall take, and shall procure that all other relevant members of the Buyers’ Group shall take, all reasonable steps to mitigate any loss or liability which is or might become the subject of a Relevant Claim under this deed, or otherwise howsoever.

13.19                         Without prejudice to all other limitations contained in this deed, the proportionate liability of each of the Sellers (except for the Primary Seller) in respect of a Relevant Claim in respect of which more than one but not all of them are liable, shall be limited to the amount for each relevant Seller that bears the same proportion to the aggregate liability of all of those Sellers liable in respect of that Relevant Claim as the amount of the Consideration received by it bears to the aggregate Consideration received by all those relevant Sellers.

13.20                         Without prejudice to all other limitations contained in this deed, the proportionate liability of each of the Sellers (except for each of the Primary Seller and Gorvines) in respect of any Relevant Claim in respect of which they are all liable, shall be limited to an amount for each Seller that bears the same proportion to the aggregate liability of all Sellers in respect of such Relevant Claim as the amount of the Initial Cash Consideration received by it bears to the aggregate Initial Cash Consideration received by all the Sellers.

13.21                         The Sellers shall not be liable in respect of any Relevant Claim to the extent that the subject of the claim has been or is made good or is otherwise compensated for without cost to the Buyer or the relevant member of the Buyers’ Group.

13.22                         The Buyer shall not be entitled to recover damages or otherwise obtain reimbursement or restitution more than once in respect of the same loss.

13.23                         The caps on the aggregate liability of the Sellers set out in this clause 13 shall include any additional or increased amounts required to be paid pursuant to clause 15.2 (less any amounts repaid under clause 15.3) or pursuant to any other applicable grossing up obligation set out in this deed by the Sellers in respect of any payment to the Buyers in respect of a Relevant Claim.

13.24                         The Primary Seller’s and Gorvines’s liability in respect of Tax Related Claims shall be further limited by the provisions of Schedule 21 (Tax Covenant).

14.                                        Indemnities

14.1                                Each Seller undertakes to indemnify, and to keep indemnified, the relevant Buyers against all losses or liabilities (including reasonable legal and other professional fees and costs) which may be suffered or incurred by any of them and which arise in connection with the matters set out in Schedule 15 provided that this clause 14 shall not apply in respect of any liability to Tax.

14.2                                The indemnity set out in paragraph 3 of Schedule 15, shall not be subject to the provisions of clause 13.12.

15.                                        Gross Up

15.1                                All payments made by the Sellers or the Buyers in respect of any Claim shall, subject to clause 15.2 below, be made gross free of any right of counterclaim and without deduction or withholding of any kind other than any deduction or withholding required by Law.

15.2                                If any party is required to make a deduction or withholding by Law from a payment in respect of a Claim, the sum due from the party making the payment shall be increased to the extent necessary to ensure that, after the making of any deduction or withholding, the recipient receives a sum equal to the sum it would have received had no deduction or withholding been made.

15.3                                If the recipient of a payment made in respect of a Claim receives a credit or refund or similar benefit by reason of any deduction or withholding for or on account of Taxation then it shall reimburse to the other party or parties such part of such additional amounts paid to it under this Clause 15 as the recipient of the payment certifies to the other party or parties will leave (after such reimbursement) in no better and no worse position than it would have been if the other party or parties had not been required to make such deduction or withholding.

16.                                        External Claims

16.1                                If any of the Buyers or any other member of the Buyers’ Group becomes aware of any actual or threatened claim, demand or proceeding against any member of the Buyers’ Group (an External Claim), or of any fact or matter which may give rise to an External Claim, in relation to which it appears that the Buyers or any other member of the Buyers’ Group are, or might be or become, entitled to make a Relevant Claim (other than a Tax Related Claim, to which the provisions of Schedule 21  (Tax Covenant) shall apply):

16.1.1                                                        the Primary Buyer shall as soon as reasonably practicable after so becoming aware and in any event within 30 Business Days notify the Primary Seller in writing; and

16.1.2                                                        the Primary Buyer shall thereafter consult with the Primary Seller in respect of the External Claim and permit, and procure that any relevant member of the Buyers’ Group shall permit, to the extent it is legally able to do so, the Primary Seller and its advisers reasonable access to relevant employees, premises, chattels, documents and records (including the right to take copies at the Primary Seller’s expense of such documents and records) for the purposes of investigating the matter and enabling the Primary Seller to take any action permitted by this clause 16.

16.2                                Subject to the relevant Sellers indemnifying the Buyers or other relevant member of the Buyers’ Group against any liabilities, losses or reasonable expenses which it may suffer or incur thereby and which it would not otherwise suffer or incur:

16.2.1                                                        the relevant Sellers shall be entitled by notice in writing to the Buyer at any time to require that the relevant Sellers shall thereafter have the sole conduct and control on behalf of the Buyer or other member of the Buyers’ Group of any External Claim and following such notice, without prejudice to the generality of the foregoing, the relevant Seller shall in its absolute discretion be entitled to avoid, dispute, resist, settle, compromise, defend or appeal the External Claim (but only to the extent of money damages, and without any admission of liability), unless in the opinion of the Buyer (acting reasonably), doing so would have a material adverse impact on the goodwill or reputation of the Business and the Resort Solutions Business, and the Buyer shall use its reasonable endeavours not to do (and shall use its reasonable endeavours to procure that no member of the Buyers’ Group shall do anything) inconsistent therewith;

16.2.2                                                        the Buyer shall and shall procure that each member of the Buyers’ Group shall give to the relevant Seller all such information and assistance as the relevant Seller may reasonably require for any purpose referred to in clause 16.2.1, including, without limitation, instructing any such solicitors, Counsel or other professional advisers as the relevant Seller may nominate to act on behalf of the Buyer or other member of the Buyers’ Group but in accordance with the relevant Seller’s instructions.

16.3                                The relevant Seller shall keep the Buyer informed of all material developments in relation to any External Claim in respect of which the relevant Seller has served a notice pursuant to clause 16.2.1 by providing written monthly reports containing such information as the Buyer shall reasonably require.

16.4                                Where the Sellers have not by a notice pursuant to clause 16.2.1 assumed sole conduct and control in relation to an External Claim, the Buyer shall and shall procure that each relevant member of the Buyers’ Group shall:

16.4.1                                                        keep the relevant Sellers informed of all material developments in relation to the External Claim by providing written quarterly reports containing such information as the relevant Sellers shall reasonably require;

16.4.2                                                        not make any admission of liability, agreement, settlement or compromise with any third party in relation to the External Claim without the prior written consent of the relevant Sellers; and

16.4.3                                                        take all actions that the relevant Sellers may reasonably request to avoid, dispute, resist, defend or appeal the External Claim, unless in the opinion of the Buyer (acting reasonably), doing so would have an adverse impact on the goodwill or reputation of the Business and the Resort Solutions Business).

17.                                        Tax Covenant

17.1                                The provisions of Schedule 21 (Tax Covenant) shall apply to this deed.

18.                                        Risk and insurance

18.1                                The Sellers shall continue to carry on the Business and the Resort Solutions Business for their own benefit and at their own risk up to the Effective Time. The Business, the Resort Solutions Business and the Assets shall be at the risk of the Buyer from the Effective Time.

18.2                                Nothing in this deed shall have the effect of making the Buyer liable in any way under any guarantees or warranties given by the Sellers to any Customer in relation to services rendered by the Sellers prior to the Effective Time, the liability for which shall remain absolutely with the Sellers.

18.3                                The Sellers shall maintain in force, up to and including the Effective Time, all the policies of insurance which have been Disclosed and shall procure that from the Effective Time the interest of the Buyer under or pursuant to this deed in respect of the Fixed Assets, the Moveable Assets and the Properties is noted on all such policies effected by or for the benefit of the Sellers in respect thereof. If any of the Fixed Assets, the Moveable Assets, or the Properties are lost, destroyed or damaged prior to the Effective Time, the Buyer at its option may require that the insurance monies (if any) recoverable in respect thereof shall be paid to it and the Sellers shall direct the insurance company accordingly, and in such event any such insurance monies received by the Sellers shall be held by it on trust for the Buyer absolutely.

19.                                        Liabilities of the Sellers and the Buyers

19.1                                Nothing in this deed shall pass to any of the Buyers, or shall be construed as acceptance by the Buyers of, any liability, debt or other obligation of the Sellers (whether accrued, absolute, contingent, known or unknown) for anything done or omitted to be done before Completion in the course of or in connection with the Business or the Assets.

19.2                                The relevant Sellers shall:

19.2.1                                                        on demand, indemnify and hold the Buyers and each member of the Buyers’ Group, and their respective officers, directors and employees, harmless against any and all obligations, liabilities and Demands arising therefrom and from any losses incurred or suffered by any of them in respect of the period prior to the Effective Time, in relation to, by reason of, or resulting from or arising out of the same (including, but not limited to, the Excluded Liabilities); and

19.2.2                                                        perform any obligation falling due for performance or which should have been performed before Completion, including the Excluded Liabilities.

19.3                                Nothing in this clause 19 or elsewhere in this deed shall have the effect of making the Buyers liable in any way under any guarantees, warranties or representations given by the Sellers to any Customer in relation to services rendered by the Sellers before the Effective Time, the liability for which shall remain absolutely with the Sellers

19.4                                The relevant Sellers shall indemnify and hold the Buyers harmless from and against all Demands of whatsoever nature relating to and payable in respect of the Business or Assets purchased by such Buyer which are attributable to the period up to and including the Effective Time, including any act or omission on the part of the Sellers in relation to the Business Contracts or services provided prior to the Effective Time, and in particular any claim under any warranty.

19.5                                The Buyers from the Effective Time assume and shall thereafter pay, discharge and perform in accordance with their respective terms and conditions when due the Assumed Liabilities acquired by such Buyer (and such Buyer shall, in so far as legally permitted, be entitled to the benefit of, the same rights, powers, remedies, claims, defences, obligations, conditions and incidents (including rights of set-off and counterclaim) as the Sellers would have enjoyed had the Assumed Liabilities not been assumed by the relevant Buyer).

19.6                                For the avoidance of doubt, the Excluded Liabilities shall not transfer to any of the Buyers from the Sellers under this deed, and the Buyers shall have no liability in respect of the same.

19.7                                The Primary Seller shall, on demand, indemnify and hold the Buyers, each Buyer Group Company and their respective officers, directors and employees, harmless in respect of and from any losses incurred or suffered by any of them in respect of the period prior to the Effective Time in relation to, by reason of or resulting from or arising out of the Excluded Liabilities relating to it.

19.8                                The Primary Buyer shall, on demand, indemnify and hold the Sellers, each Seller Group Company and their respective officers, directors and employees, harmless in respect of and from any losses incurred or suffered by any of them in respect of the period at or after the Effective Time in relation to, by reason of, or resulting from or arising out of the Assumed Liabilities.

19.9                                Without limiting any other provisions of this deed, all moneys which are received by the Sellers or any member of the Seller’s Group on or after the Effective Time, to the extent in respect of any of the Assets and which belong to the Buyers or any member of the Buyers’ Group shall be held in trust by the relevant Sellers for the relevant Buyer provided that they shall be paid over, transferred or delivered to the relevant Buyer (as relevant) by or on behalf of the relevant Seller within 5 Business Days from receipt thereof.

19.10                         The foregoing provisions of this clause 19 shall not apply in respect of any liability to Tax of Resort Solutions Limited or Resort Solutions Holdings Limited (in relation to which the provisions of Schedule 21 (Tax Covenant) shall apply).

19.11                         The provisions of Schedule 25 (Further Excluded Liabilities) shall apply to this deed.

20.                                        Restrictions on the Sellers

20.1                                Save as permitted or required pursuant to any Transaction Document, neither the Sellers nor any member of the Sellers’ Group shall (unless otherwise agreed in writing by the Buyer), during the Restricted Period, carry on or be employed in, engaged or interested in or have any ownership interest in any business in Europe and/or the United States, and any other country where the Company is managing Shared Ownership Resorts from time to time which would be in competition with any part of the Restricted Business. The restrictions apply for a period of 5 years from the Completion Date (the “Restricted Period”).

20.2                                For the purposes of clause 20 the term “Restricted Business” (which shall not include the management of the Multi Clubs) shall mean, the provision of third-party management services to Shared Ownership Resorts including the provision of vacation rental services in connection with such third-party services, but excluding management of any of the Multi Clubs. For the avoidance of doubt, the Restricted Business shall not include the business of managing hotels or whole ownership units or vacation rentals for any property owned and/or developed by any member of the Sellers’ Group and designed for holiday accommodation or any property to the extent that it is generally used for primary residential purposes or any freehold developments where less than 25 per cent of such property or development is used in the Fixed Clubs or the Multi Clubs (as defined in the VRI Europe Shareholders’ Deed).

20.3                                The restriction in clause 20.1 shall not restrict any of the Sellers or any member of the Seller’s Group from carrying on any part of its business (other than the Business) as at the date of this deed or any business that it is required or permitted to carry out pursuant to and in accordance with the terms of any Transaction Document.

20.4                                During the Restricted Period neither the Sellers nor any member of the Sellers’ Group shall solicit or endeavour to entice away from the Buyer or any of its subsidiaries or from any member of the Buyers’ Group (as the case may be) any supplier who supplies, or has supplied within the previous 12 months, goods or services to the Sellers and/or Buyer (as the case may be) if that solicitation or enticement causes or would reasonably be expected to cause such supplier to cease supplying, or materially reduce its supply of, those goods or services to the Buyer or any of its subsidiaries or any member of the Buyers’ Group.

20.5                                 During the Restricted Period, neither the Seller nor any member of the Sellers’ Group shall attempt to obtain an agreement to provide third party Shared Ownership Resort management services or vacation rental services in relation to third party Shared Ownership Resort Management Services to a property to which the Buyer, or any member of the Buyer’s Group provides such third party Shared Ownership Resort Management Services as of such date.

20.6                                During the Restricted Period neither the Sellers nor any member of the Sellers’ Group shall solicit or endeavour to entice away from the Buyer or any member of the Buyers’ Group any officer, director, manager, senior employee, agent or consultant of the or any of its subsidiaries or any member of the Buyers’ Group whether or not such person would commit a breach of contract by reason of leaving service or office; unless the Buyer has provided prior written consent to any action by the Sellers or any member of the Sellers’ Group.

20.7                                Neither the Sellers nor any member of the Sellers’ Group shall, during the Restricted Period, interfere with or cause any Owner or Club to cease or reduce its dealing with the Business or the Resort Solutions Business.

20.8                                Each of the undertakings in this clause are given by the Sellers to the Buyer and apply to actions carried out by the Sellers (or any member of the Sellers’ Group) in any capacity and whether directly or indirectly, on the Sellers’ (or any member of the Sellers’ Group’s) own behalf, on behalf of any other person or jointly with any other person.

20.9                                Nothing in this clause shall prevent the Sellers or any member of its Group from holding for investment purposes only not more than 3% of any class of shares or securities of any company traded on a recognised investment exchange (within the meaning of the Financial Services and Markets Act 2000).

20.10                         The Sellers shall procure that all members of the Sellers’ Group comply with the terms of this clause.

20.11                         Each of the covenants in this clause 20 is a separate undertaking and shall be enforceable by the Buyer separately and independently of its right to enforce any one or more of the other covenants contained in this clause 20.

20.12                         Each of the covenants in this clause 20 is considered fair and reasonable by the parties but if any restriction is found to be void or unenforceable, but would be valid and enforceable if any part of it were deleted or the period or area of application reduced, the restriction shall apply with the minimum modifications necessary to make it valid and enforceable.

20.13                         The price for the undertakings contained in this clause 20 is included in the Consideration.

21.                                        Rescission

21.1                                A “Buyer Rescission Event” shall be deemed to have arisen if it becomes apparent on or before Completion that:

21.1.1                                                         any of the following events have occurred and such event has had a Material Adverse Effect:

21.1.1.1                                    any fact or matter constituting a breach of any of the Warranties or Tax Warranties, or a breach of the undertakings detailed in Schedule 19 (Conduct between signing and Completion) or a breach of the other covenants given by the Sellers in this deed; or

21.1.1.2                                    any fact or matter which would constitute a breach of the Warranties or Tax Warranties if they were repeated at any time before Completion, whether by reason of a disclosure by the Sellers or in any other way;

21.1.1.3                                    an administration order is made in respect of the Sellers or the Resort Solutions Holdings Limited and Resort Solutions Limited;

21.1.1.4                                    an order is made or resolution passed to wind up in respect of the Sellers or Resort Solutions Holdings Limited and Resort Solutions Limited;

21.1.1.5                                    a liquidator or provisional liquidator is appointed in respect of the Sellers or Resort Solutions Holdings Limited and Resort Solutions Limited;

21.1.1.6                                    the Sellers or Resort Solutions Holdings Limited or Resort Solutions Limited makes a proposal under the Insolvency Act

1986 for a voluntary arrangement (or any equivalent in any other jurisdiction);

21.1.1.7                                    any receiver (including an administrative receiver) is appointed in respect of the Sellers or Resort Solutions Holdings Limited or Resort Solutions Limited; or

21.1.1.8                                    the Sellers or Resort Solutions Holdings Limited or Resort Solutions Limited enter into an arrangement for the benefit of their creditors; or

21.1.2                                                        any matter which, alone or together with any other fact or matter, has had or is reasonably certain to have a Very Material Adverse Effect, excluding any fact, matter, event, circumstance or change arising from:

21.1.2.1                                    any change in stock markets, interest rates, exchange rates, commodity prices or other general economic, political or social conditions; or

21.1.2.2                                    any changes in Law, regulations or accounting practices; or

21.1.2.3                                    matters Disclosed in or under the Disclosure Letter.

21.2                                If a Buyer Rescission Event is deemed to have arisen, then the Buyers may at their option either:

21.2.1                                                        rescind this deed by notice in writing, delivered by the Primary Buyer to the Primary Seller (without prejudice to any other claims or remedies available to it, whether pursuant to this deed or otherwise); or

21.2.2                                                        proceed to Completion, provided that if the Buyers proceed to Completion, they shall not have any claim for damages or any other remedy in respect of such breach or breaches and the Buyers hereby undertake to the Sellers that they waive any and all claims and rights of action which they might otherwise have against any of the Sellers in respect of such breach or breaches.

22.                                        Indirect Tax

22.1                                 All amounts expressed in this deed as payable by the Buyers are expressed exclusive of Indirect Tax (if any) which may be chargeable thereon.  Subject to the following provisions of this clause 22, where any supply of goods or services made or deemed to be made by any Seller pursuant to this deed is subject to Indirect Tax, the Buyers shall (against production by the relevant Seller of an appropriate Indirect Tax invoice in respect thereof) pay the amount of such Indirect Tax to the relevant Seller unless and to the extent that the relevant Buyer is directly liable to account for the applicable Indirect Tax to the relevant Taxation Authority.

22.2                                 As regards the transfer of the Assets and the Business, to the extent that any relevant jurisdiction provides for relief or exemption from Indirect Tax on the transfer of assets constituting a business (or part of a business) or treats the transfer as being tax-free for Indirect Tax purposes (including, without limitation, a transfer to a person outside the relevant jurisdiction such that the relevant Seller is not subject to Indirect Tax in respect thereof (including, without limitation, by way of zero-rating due to the export or removal of goods from the relevant jurisdiction) and, in member states of the European Union, a transfer treated as neither a supply of goods nor a supply of services for the purposes of Article 19 and 29 of Council Directive 2006/112/EC) (in any such case, an “Indirect Tax Free Transfer”):

22.2.1                                                        the Sellers and the Buyers shall co-operate in good faith to agree prior to the Completion Date whether and the extent to which the transfer of Assets and the Business by each Seller qualifies as an Indirect Tax Free Transfer, subject to making any necessary elections, applications or taking any other steps required under applicable law and practice of the relevant Taxation Authority for such treatment to apply;

22.2.2                                                        where the Primary Seller and the Primary Buyer agree that a transfer of the Assets and the Business (or any part thereof) by a Seller qualifies as, or as forming part of, an Indirect Tax Free Transfer subject to making any necessary elections, applications or taking any other steps required under applicable law and practice of the relevant Taxation Authority for such treatment to apply, the relevant Seller and the relevant Buyer shall co-operate and do all such acts and things as may be reasonably necessary (including, for the avoidance of doubt, the making of an election and/or application in respect of Indirect Tax to any relevant Taxation Authority) to secure such treatment as regards the sale of such Assets and the Business in the relevant jurisdiction;

22.2.3                                                        where and to the extent that, in relation to the transfer by a Seller of some or all of the Assets and the Business being sold by such Seller pursuant to this Agreement, the Primary Seller and the Primary Buyer agree that such transfer of Assets cannot qualify as, or as forming part of, an Indirect Tax Free Transfer, the parties agree that the provisions of clause 22.1 shall apply to such transfer accordingly; and

22.2.4                                                        where and to the extent that, in relation to the transfer by a Seller of some or all of the Assets and the Business being sold by such Seller pursuant to this Agreement, the Primary Seller and the Primary Buyer are unable to agree by thirty (30) days prior to the Completion Date that such transfer qualifies as, or as forming part of, an Indirect Tax Free Transfer (subject to making any necessary elections, applications or taking any other steps required under applicable law and practice of the relevant Taxation Authority), the Tax Referee shall resolve the disputed matters as promptly as practicable and, in any event, no later than five (5) Business Days prior to the Completion Date, and clauses 22.1 to 22.7 shall apply in accordance with the Tax Referee’s determination in the absence of manifest error.  The costs, fees and expenses of the Tax Referee shall be borne as the Tax Referee directs.  For the purposes of this clause 22.2.4, “Tax Referee” shall mean such independent firm of chartered accountants agreed upon between the Primary Seller and the Primary Buyer or (failing agreement) to be selected (at the instance of either party) by the President for the time being of the Institute of Chartered Accountants in England and Wales.

22.3                                 In the event that in order to secure that the transfer by a Seller of some or all of the Assets and the Business is treated as an Indirect Tax Free Transfer, it is necessary for the relevant Seller or the relevant Buyer to make an election for the purpose of Indirect Tax, then the relevant party shall only be required to make such election to the extent that it is legally entitled to do so.

22.4                                 In the event that the parties treat the sale by a Seller of all or any part of the Assets and the Business hereunder as an Indirect Free Transfer and any relevant Taxation Authority (including for the avoidance of doubt, the Isle of Man Customs & Excise) determines that Indirect Tax is chargeable on the sale of such Assets and the Business by the Seller, then the relevant Seller shall give notice to the relevant Buyer of such determination within five Business Days of its being so advised by the relevant Taxation Authority.  The relevant Buyer shall within 5 Business Days after the relevant Seller notifies the relevant Buyer of the determination pay to the applicable Seller (against production by the relevant Seller of an appropriate Indirect Tax invoice in respect thereof) pay to the relevant Seller the amount of such Indirect Tax determined by the relevant Taxation Authority to be so chargeable, together with any interest, penalty or surcharge imposed on such Indirect Tax unless such interest, penalty or surcharge was directly attributable to a default by the relevant Seller.  In the event of a dispute between the relevant Seller and the relevant Buyer as to whether interest, penalty or surcharge is attributable to a default by the relevant Seller, the matter shall be referred to a Tax Referee, the costs, fees and expenses of which shall be borne as he directs.

22.5                                 If any payment in respect of Indirect Tax to a Seller is made under this deed in circumstances where Indirect Tax was not properly chargeable then, where the Selling Party has accounted for such Indirect Tax to the relevant Tax Authority, the relevant Seller’s obligation to repay such payment in respect of Indirect Tax shall be limited to such amount as the Seller or any member of the Sellers’ Group are entitled to recover (by way of credit, repayment or otherwise) from the relevant Taxation Authority in respect of the Indirect Tax wrongly paid, provided that the Seller uses and procures that any relevant member of the Sellers’ Group uses reasonable efforts to establish their entitlement to such recovery.  In the event of a dispute between a Seller and a Buyer regarding what is reasonable in this regard, the matter shall be referred to a Tax Referee, the costs, fees and expenses of which shall be borne as he directs.

22.6                                 To the extent that: (a) a Seller or a Buyer is a member of a group for VAT purposes; and (b) as a result of such membership any action required to be taken by such party under clauses 22.1 to 22.5 can only be lawfully be taken by a representative or other member of such group (“Responsible Member”) which is not the relevant Seller or the relevant Buyer, the relevant Seller (in relation to steps required but for this clause 22.6 to be taken by that Seller) and the relevant Buyer (in relation to steps required but for this clause 22.6 to be taken by that Buyer) shall procure that the relevant Responsible Member takes the relevant action.

22.7                                 The Sellers have obtained written confirmation from the Isle of Man Customs & Excise that, based on the situation and circumstances set out in the letter from Ernst & Young dated 28 May 2013, they agree that the transfer of the Fixed Club Management Agreements by CLC Resort Management Limited to VRI Europe Limited would constitute a transfer of a business as a going concern for Indirect Tax purposes in the Isle of Man and, accordingly, the parties agree that, subject to clause 22.4, the consideration allocated to the Primary Seller in respect of the Fixed Club Management Agreements in Schedule 5 to this deed shall not be subject to Indirect Tax in the Isle of Man.

22.8                                 Notwithstanding the foregoing provisions of this clause 22, the parties agree that none of the transfers of Assets by the Other Sellers pursuant to this deed constitute a transfer of a business as a going concern for Indirect Tax Purposes and, accordingly, clause 22.1 and not clause 22.2 shall apply to such transfers.

23.                                        The Employees

23.1                                The parties agree that the sale and purchase pursuant to this deed constitutes a relevant transfer for the purposes of TUPE and/or Article 44.2 of the Workers’ Statute and that it will not operate so as to terminate the contracts of employment of any of the Employees. Such contracts shall be transferred to the Buyer pursuant to TUPE or the Workers’ Statute, as the case may be, with effect from the Effective Time.

23.2                                 Subject to the matters permitted by Schedule 19, each Seller undertakes to the relevant Buyer, in respect of itself only, that, so far as it is aware:

23.2.1                                                        it has complied in all material respects with, and shall up to and including the Effective Time comply in all material respects with, all of their material obligations due to or in connection with the Employees or any recognised body representing them;

23.2.2                                                        it has paid and shall pay all sums due to or in relation to the Employees in respect of the period up to and including the Effective Time (whether arising under common law, statute, equity or otherwise) including all salaries, wages, employee bonus or commission, expenses, National Insurance and pension contributions and liability to Taxation in respect of the period up to and including the Effective Time;

23.2.3                                                        it has complied and shall comply in all material respects with their material obligations under regulation 11 of TUPE or Article 44.6 of the Workers’ Statute;

23.2.4                                                        it has complied and shall comply in each case in all material respects with regulation 13 of TUPE and Part IV of TULRCA or Article 44.8 of the Workers’ Statute (and that they have provided and shall provide to the Buyer such information as the Buyer may reasonably request in writing in order to verify such compliance);

23.2.5                                                        it has not terminated and shall not terminate or take any steps to terminate the employment of any of the Employees without the prior written consent of the Buyer, save where there has been gross misconduct justifying summary dismissal or in accordance with the previous practice of the Sellers;

23.2.6                                                        it has not transferred and shall not transfer any of the Employees from working within the Business or the Resort Solutions Business, it has not intentionally induced and shall not intentionally induce any Employee to resign their employment in the Business or the Resort Solutions Business, and it has not agreed and shall not agree to transfer any Employee from the Business (without the prior written consent of the Buyer);  and

23.2.7                                                        it shall not employ or transfer any person who is not an Employee to work in the Business or the Resort Solutions Business without the prior written consent of the Buyer other than in accordance with previous practice of the Sellers.

23.3                                 Each Seller shall indemnify and hold the Buyers harmless against all Demands (including reasonably incurred legal and other professional fees and expenses) which the Buyers may suffer, sustain, incur, pay or be put to arising from or in connection with:

23.3.1                                                        any failure by such Seller to comply with its obligations under this clause 23; or

23.3.2                                                        the termination of the Employees’ employment by the Sellers on or prior to the Effective Time; or

23.3.3                                                        any act or omission in respect of the Employees before the Effective Time which, by virtue of TUPE or the Workers’ Statute, is deemed to be an act or omission of the Buyer; or

23.3.4                                                        such Seller’s failure to comply in all material respects with its obligations under regulation 13 of TUPE or Article 44.8 of the Workers’ Statute in connection with the transfer of the Business.

23.4                                If any contract of employment or collective agreement not Disclosed to the Buyer has effect or is alleged to have effect as if originally made between a Buyer and any person or body or their representatives as a result of the provisions of TUPE, the Workers’ Statute or otherwise:

23.4.1                                                        such Buyer may terminate such contract or agreement within 30 days of becoming aware of such allegation and, in the event of such termination and subject to clause 23.4.3 below, the relevant Seller shall indemnify and hold the Buyer harmless against all Demands (including any liability to Taxation and reasonably incurred legal and other professional fees and expenses) that the relevant Buyer may suffer, incur, sustain, pay or be put to by reason of, on account of or arising out of such termination; and

23.4.2                                                        if the relevant Buyer does not terminate such contract or collective agreement within 30 days of becoming aware of such allegation, the provisions of 23.4.1 shall not apply.

23.5                                The indemnity at 23.4.1 shall not include costs arising from:

23.5.1                                                        the relevant Buyer’s discriminatory acts or omissions; or

23.5.2                                                        the relevant Buyer’s failure to comply with any contractual procedure; or

23.5.3                                                        the relevant Buyer’s failure to comply with the ACAS Code of Practice on Disciplinary and Grievance Procedures (as amended from time to time) or equivalent.

23.6                                Subject to clause 23.7 below, the Buyers shall fully indemnify and hold each Seller harmless against all Demands (including reasonably incurred legal and other professional fees and expenses) which such Seller may suffer, sustain, incur, pay or be put to:

23.6.1                                                        by virtue of any act, omission, obligation or liability of any of the Buyers in relation to an Employee on or after the Effective Time; or

23.6.2                                                        as a result of the failure or alleged failure of any of the Buyers to comply with their obligations to inform and consult, or both, with representatives of employees; or

23.6.3                                                        by virtue of any substantial change made or proposed by any of the Buyers in the working conditions of any of the Employees which is detrimental to any of the Employees; or

23.6.4                                                        by virtue of a change in the identity of the employer of all or any of the Employees where that change is a significant change and to the detriment of all or any of the Employees.

23.7                                 The Buyer shall have no liability under the indemnity set out in clause 23.6 above, where such liability arises as a consequence of any act, omission or event undertaken by the Seller.

23.8                                Without prejudice to the other provisions of this clause 23, each of the relevant Buyers and each relevant Seller shall, at their own respective expense, give the other such assistance as they may reasonably require (on reasonable notice) to contest any relevant Demand by any person employed or engaged in the Business (whether before, at or after the Effective Time) or their representatives resulting from or in connection with the transfer of the Business under this deed, subject always to the parties’ obligations under the Data Protection Laws.

23.9                                Each relevant Buyer and each relevant Seller shall, on request by the other (on reasonable notice), provide such information or documents as the other may reasonably require relating to the terms of employment, pension and life assurance arrangements, health benefits, welfare or any other matter concerning any of the Employees or any trade union, employee representative or body of employees or their representatives or relating to collective agreements or collective or individual grievances in the periods before, at or after the Effective Time.

24.                                        Consents for transfer of certain Assets

24.1                                Subject to clause 24.2 the Buyers shall (in consultation with the Primary Seller) use all reasonable endeavours after Completion to obtain (at the Sellers’ expense) all such consents as may be reasonably necessary for the transfer of the Assets to the relevant Buyer with effect from the Effective Time and the relevant Sellers declare themselves, with effect from the Effective Time, trustees for the relevant Buyer in respect of all such Assets until the same shall, with any necessary consents from third parties, have been finally assigned to the relevant Buyer.  The relevant Sellers undertake that until completion of such assignments they will with effect from the Effective Time act in accordance with the reasonable directions of the relevant Buyer in all matters relating to such Assets (including in relation to cooperating with the relevant Buyer in obtaining relevant consents).  The Buyers shall fully and effectively indemnify the relevant Sellers against all actions, claims, costs, expenses, liabilities or losses which the relevant Sellers suffer or incur whilst so acting.

24.2                                Clause 24.1 shall not apply to the Business Contracts or the Leasehold Properties.

25.                                        The Business Contracts

25.1                                Each Seller shall, with effect from the Effective Time, assign or hold to the order of, to the relevant Buyer (or its nominee(s)), or procure the assignment to the relevant Buyer (or its nominee(s)) of, all the Business Contracts to which it is a party which are capable of assignment or novation without a Third Party Consent.

25.2                                If any of the Business Contracts cannot be assigned or novated at the Effective Time without obtaining a Third Party Consent, then the relevant Sellers shall use all reasonable endeavours to obtain at the Sellers’ cost such consents as soon as reasonably practicable after the Effective Time.

25.3                                Insofar as any of the Business Contracts cannot be assigned or novated to the relevant Buyer without Third Party Consent, and such consent is refused or otherwise not obtained, or where any of the Business Contracts are incapable of transfer to the relevant Buyer by assignment, novation or other means:

25.3.1                                                        the relevant Sellers shall at the relevant Buyer’s request use all reasonable endeavours with the co-operation of the relevant Buyer to procure such assignment or novation;

25.3.2                                                        unless and until any such Business Contract is assigned or novated, the relevant Sellers shall continue their corporate existence and if:

25.3.3                                                        sub-contracting is permissible and lawful under the Business Contract in question, the relevant Buyer shall (at the relevant Buyer’s cost) as the relevant Sellers’ sub-contractor, perform all the obligations of the relevant Sellers under such Business Contract (on the same terms (mutatis mutandis) and for the same remuneration as apply to the contracts concerned); and

25.3.4                                                        sub-contracting is not permissible and lawful under the Business Contract in question, the relevant Seller shall act in connection with such Business Contract in all respects as the relevant Buyer may from time to time reasonably direct in order to secure the performance of the Business Contract (and, if the services to be provided under the Business Contract in question are not of a category to be provided by the relevant Seller pursuant to the Shared Services Agreement, then the relevant Seller shall secure such performance using management, labour, plant and equipment, materials and all other necessary resources provided by the relevant Buyer and for this purpose it shall not be reasonable to require the relevant Seller to make any payment or take any other step unless the relevant Buyer has first put the relevant Seller in sufficient cleared funds or provided sufficient resources as aforesaid), and so that the obligations and liabilities under such Business Contract shall be effectively performed by the relevant Buyer or by the relevant Seller on the relevant Buyer’s behalf and the full benefit of all contractual rights, benefits and claims thereunder arising after the Effective Time shall vest in the relevant Buyer and shall be held in trust by the relevant Seller for the relevant Buyer absolutely.  Where such holding in trust would result in the breach of any Business Contract the relevant Seller and the relevant Buyer shall make such other arrangements between themselves which will, without giving rise to such a breach, and so far as is practicable, secure rights for the relevant Buyer equivalent to those it would enjoy from having transferred to it the benefit of the Business Contract with effect from the Effective Time, or as soon as practicable thereafter.  The Buyer shall indemnify the relevant Seller in respect of such obligations and liabilities; and

25.3.5                                                            unless and until any such Business Contract is assigned or novated, the relevant Sellers shall (so far as it lawfully may) give all such assistance as the relevant Buyer may reasonably require to enable the relevant Buyer to enforce its rights under such Business Contract and (without limitation) shall provide access, at reasonable times, to all relevant books, documents and other information to the extent in relation to such Business Contract as the relevant Buyer may reasonably require from time to time.

25.4                                Nothing in this deed shall be construed as an assignment or attempted assignment if such assignment or attempted assignment would constitute a breach of such Business Contract.

25.5                                If Third Party Consent to assignment or novation of a Business Contract is refused, or otherwise not obtained on terms reasonably satisfactory to the relevant Buyer within 90 Business Days of the Completion Date, the relevant Buyer shall be entitled, at its sole discretion, to require the Sellers to serve proper notice to terminate that Business Contract. The relevant Sellers shall cooperate to assist in getting replacement contracts on terms no less favourable to the Business than those of the original Business Contract. The Sellers shall indemnify and hold the relevant Buyer harmless from and against all Demands (including legal and other professional fees and expenses and taking account of any sums paid by the relevant Buyer in respect of the Business Contract) that the relevant Buyer may suffer, sustain, incur, pay or be put to by reason of the termination of such Business Contract and against losses caused by replacement contracts that are on terms less favourable to the Business than those of the original Business Contract.

26.                                        Undertakings and apportionments

26.1                                All receipts of the Business relating to services rendered or goods supplied or delivered by or on behalf of the Business prior to the Effective Time and all income accruing in respect of any of the Assets (including, without limitation, royalties and licence fees) for all periods up to the Effective Time shall belong to the Sellers and all receipts of the Business relating to services rendered or goods supplied or delivered by or on behalf of the Business after the Effective Time, including payments made to the Sellers in advance in respect of services to be rendered or goods supplied or delivered after the Effective Time, and all such income accruing in respect of any of the Assets for all periods after the Effective Time shall belong to the relevant Buyer.

26.2                                All outgoings of the Business other than the Assumed Liabilities accruing in respect of all periods prior to the Effective Time, shall be borne by the relevant Sellers and all such outgoings for all periods after the Effective Time insofar as they relate to the Assets, together with the Assumed Liabilities and every other liability or obligation expressly assumed by the relevant Buyer by this deed shall be borne by the relevant Buyer.  The relevant Seller shall accordingly receive credit for its prepayments in respect of such outgoings to the extent that they relate to the period after the Effective Time.

26.3                                Receipts and outgoings within clauses 26.1 and 26.2 related to any period partly before and partly after the Effective Time which do not vary over the period by reason of usage or consumption or any other factor, shall be deemed to accrue evenly over the relevant period and shall be apportioned between the Sellers and the relevant Buyer by reference to the number of days in the period in respect of which they are payable which have elapsed prior to, or after the Effective Time, respectively.  Such receipts and outgoings which do to any extent depend on volume or usage or any other like factor shall be apportioned between the Sellers and the relevant Buyer by reference to the volume, usage or other factor in respect of parts of the relevant period before and after the Effective Time, respectively.

26.4                                For the avoidance of doubt, the foregoing provisions of this clause 26 shall not apply in respect of costs, claims, expenses or liabilities of, or undertakings in respect of, Resort Solutions Limited or Resort Solutions Holdings Limited.

27.                                        Data protection

27.1                                Notwithstanding any other provision of this deed, each of the Buyers undertakes that, on receipt of the Customer Database and Employee Database on the Completion Date:

27.1.1                                                        it shall duly observe all its obligations as a Data Controller under the Data Protection Laws which arise in connection with processing Customer Data and Employee Data;

27.1.2                                                        it shall comply with the eight Data Protection Principles set out in the DPA 1998 and any other analogous provision under any other Data Protection Law and, in particular, it shall process Customer Data and Employee Data fairly and lawfully in accordance with the First Data Protection Principle for the purpose of the continued provision of details of the services to the Customers and in connection with the employment of the Employees and Former Employees, and in accordance with the terms and conditions set out in this deed;

27.1.3                                                        it shall respond to any request made by a Data Employee or Customer in relation to the provision of details of the service in accordance with the rights of data subjects (as defined in the DPA 1998 ).

27.1.4                                                        it shall obtain, and at all times maintain, a notification under the DPA 1998 appropriate to the performance of its obligations under this deed.

27.2                                The relevant Buyers shall indemnify and hold the relevant Sellers harmless against, any and all Demands (including legal expenses) incurred by the Sellers which arise directly or indirectly out of or in connection with processing the Customer Data or Employee Data by the relevant Buyers, including those arising out of any third party demand, claim or action, or any breach of contract, negligence, fraud, wilful misconduct, breach of statutory duty or non-compliance with the data protection obligations set out in this clause 27 or any Data Protection Laws by the relevant Buyers, their employees, agents or sub-contractors.

28.                                        Confidentiality and announcements

28.1                                The parties undertake to keep confidential the terms of this deed and all information about the Business and the Resort Solutions Business (Confidential Information), and use the Confidential Information only for the purposes contemplated by this deed.

28.2                                Information is not Confidential Information if:

28.2.1                                                        it is or becomes public knowledge other than as a direct or indirect result of the information being disclosed in breach of this deed; or

28.2.2                                                        the parties agree in writing is not confidential; or

28.2.3                                                        a party can establish to the reasonable satisfaction of the other party’s Group that it found out the information from a source not connected with that Group, and that it has acquired such information free from any obligation of confidence to any other person; or

28.2.4                                                        a party can establish to the reasonable satisfaction of the other Party’s Group was known to the other Party before the date of this deed and that it was not under any obligation of confidence in respect of the information.

28.3                                The parties shall use all reasonable endeavours to keep confidential (and ensure that its employees, agents and subsidiaries, and the employees and agents of such subsidiaries) shall keep confidential any Confidential Information and shall not use Confidential Information except:

28.3.1                                                        to such of its members of its Group and its and their respective professional advisers, consultants, auditors, bankers, financiers, employees, officers and directors who have a legitimate interest for such information, provided that the people to whom the information is disclosed are bound by confidentiality obligations; or

28.3.2                                                        with the written consent of the party or any member of its Group that the information relates to; or

28.3.3                                                        as may be required by law or by the rules of any recognised stock exchange, or governmental or other regulatory authority or by a court or other authority of competent jurisdiction, provided that, to the extent it is legally permitted to do so, it gives the other party as much notice of such disclosure as possible and, where notice of disclosure is not prohibited and is given in accordance with this clause, it takes into account the reasonable requests of the other party in relation to the content of such disclosure; or

28.3.4                                                        a party may, provided it has reasonable grounds to believe that the other party is involved in activity that may constitute a criminal offence under the Bribery Act 2010, disclose Confidential Information to the Serious Fraud Office without first informing the other party of such disclosure; or

28.3.5                                                        to any Tax Authority to the extent reasonably required for the purposes of the Tax affairs of the party concerned or any member of its Group; or

28.3.6                                                        if the information comes within the public domain (otherwise than as a result of the breach of this clause 28.3.6).

28.4                                 The parties agree that following the entering into of this deed, announcements in the form set out in Schedule 24 shall be released by Interval Leisure Group. The parties acknowledge and agree that a further announcement shall be released after Completion, in such form as the Parties, acting reasonably, agree.

28.5                                Each party shall supply the other with any information about itself, its Group or this deed as the other may reasonably require for the purposes of satisfying the requirements of a law, regulatory body or securities exchange to which the requiring party is subject.

29.                                        Further assurance

The Sellers shall at their own expense, promptly execute and deliver all such documents, and do all such things, as the Buyers may from time to time reasonably require for the purpose of giving full effect to the provisions of this deed.

30.                                        Assignment

30.1                                This deed is personal to the parties and no party shall assign, transfer, mortgage, charge, sub-contract, or deal in any other manner with any or all of its rights and obligations under this deed (or any other document referred to in it) without the prior written consent of the Primary Seller and the Primary Buyer.

30.2                                Each person that has rights under this deed is acting on its own behalf.

31.                                        Whole agreement

31.1                                This deed, and any documents referred to in it, constitute the whole agreement between the parties and supersede any previous arrangement, understanding or agreement between them relating to the subject matter they cover.

31.2                                Nothing in this clause 31 operates to limit or exclude any liability for fraud.

32.                                        Variation and waiver

32.1                                A variation of this deed shall be in writing and signed by or on behalf of each party.

32.2                                Any waiver of any right under this deed is only effective if it is in writing and signed by the waiving or consenting party and it applies only in the circumstances for which it is given and shall not prevent the party who has given the waiver or consent from subsequently relying on the provision it has waived.

32.3                                No failure to exercise or delay in exercising any right or remedy provided under this deed or by law constitutes a waiver of such right or remedy or shall prevent any future exercise in whole or in part thereof.

32.4                                No single or partial exercise of any right or remedy under this deed shall preclude or restrict the further exercise of any such right or remedy.

32.5                                Unless specifically provided otherwise, rights arising under this deed are cumulative and do not exclude rights provided by law.

33.                                        Costs

33.1                                Unless otherwise provided, all costs and expenses in connection with the negotiation, preparation, execution and performance of this deed, and any documents referred to in it, shall be borne by the party that incurred the costs.

33.2                                Any Taxes or fees in the nature of stamp, documentary, transfer, registration or notarial Taxes or fees (together with any interest and penalties thereon) which are payable on this deed (or any document referred to in it) or in respect of the transfer of the Business, the Resort Solution Shares, or any of the Assets shall be paid by the Buyer, save for any registration fees payable in relation to the granting of security in respect of the Loan Agreement.

34.                                        Notice

34.1                                A notice given under this deed:

34.1.1                                                        shall be in writing in the English language (or be accompanied by a properly prepared translation into English);

34.1.2                                                        shall be sent for the attention of the person, and to the address or fax number, given in this clause 34 (or such other address, fax number or person as the relevant party may notify to the other party); and

34.1.3                                                        shall be:

34.1.3.1                                                   delivered personally; or

34.1.3.2                                                   delivered by commercial courier; or

34.1.3.3                                                   sent by fax or e-mail; or

34.1.3.4                                                   sent by pre-paid first-class post or recorded delivery; or

34.1.3.5                                                   (if the notice is to be served by post outside the country from which it is sent) sent by airmail,

provided that if the notice is given by fax or e-mail, such notice shall also be given (after the date of transmission in the case of a fax) by pre-paid first-class post, recorded delivery or special delivery.

34.2                                The addresses for service of notice are:

34.2.1                                          Primary Seller

Address: 33 North Quay, Douglas IM1 4LB, Isle of Man

For the attention of: James Cunningham-Davis

Fax number: +44 (0)1624 679500

e-mail: James@cavendishtrust.com

34.2.2                                          Gorvines

Address: 34 North Quay, Douglas IM1 4LB, Isle of Man

For the attention of: Petra Dudek and James Cunningham-Davis

Fax number: +44 (0)1624 679500

e-mail: pdudek@cavendishtrust.com and james@cavendishtrust.com

34.2.3                                          Primary Buyer

Address: Coombe Hill House, Beverley Way, London SW20 0AR

For the attention of: Jose Miguel Echenagusia

Fax number: +44 (0) 20 8336 9116

with a copy to:

Interval Leisure Group, Inc.

Address: 6262 Sunset Drive, Miami, Florida 33143 USA

for the attention of: General Counsel, Victoria J. Kincke

fax number: 305 667 2072

e-mail: Victoria.Kincke@iilg.com

34.3                                A notice is deemed to have been received:

34.3.1                                                        if delivered personally, at the time of delivery; or

34.3.2                                                        if delivered by commercial courier, at the time of signature of the courier’s receipt; or

34.3.3                                                        if sent by fax or e-mail, at the time of transmission; or

34.3.4                                                        if sent by pre-paid first class post or recorded delivery, 48 hours from the date of posting; or

34.3.5                                                        if sent by airmail, five days from the date of posting; or

34.3.6                                                        if deemed receipt under the previous paragraphs of this clause 34.3 is not within business hours (business hours meaning 9.00 am to 5.30 pm Monday to Friday on a day that is a Business Day), when business next starts in the place of deemed receipt.

34.4                                To prove service, it is sufficient to prove that the notice was transmitted by fax to the fax number of the party or, in the case of post, that the envelope containing the notice was properly addressed and posted.

35.                                        Interest on late payment

35.1                                Where a sum is required to be paid under this deed but is not paid before or on the date the parties agreed, the party due to pay the sum shall pay interest on that sum at the Interest Rate for the period beginning with the date on which the payment was due and ending with the date the sum is paid (and the period shall continue after as well as before judgment). Interest shall accrue on a daily basis and be compounded quarterly.

35.2                                This clause 35 is without prejudice to any claim for interest under the Late Payment of Commercial Debts (Interest) Act 1998.

36.                                        Severance

36.1                                If any provision of this deed (or part of a provision) is found by any court or administrative body of competent jurisdiction to be invalid, unenforceable or illegal, the other provisions shall remain in force.

36.2                                If any invalid, unenforceable or illegal provision would be valid, enforceable or legal if some part of it were deleted, the provision shall apply with whatever modification is necessary to give effect to the commercial intention of the parties.

37.                                        Agreement survives completion

This deed (other than obligations that have already been fully performed) remains in full force after Completion.

38.                                        Third party rights

This deed and the documents referred to in it are made for the benefit of the parties to them and their successors and permitted assigns, and are not intended to benefit, or be enforceable by, anyone else.

39.                                        Successors

The rights and obligations of the parties shall continue for the benefit of and shall be binding on their respective successors and assigns.

40.                                        Counterparts

This deed may be executed in any number of counterparts, each of which is an original and which together have the same effect as if each party had signed the same document.

41.                                       Deed

The parties each intend this Deed to be a deed and agree to execute and deliver it as a deed.

42.                                        Language

If this deed is translated into any language other than English, the English language text shall prevail.

43.                                        Governing law and jurisdiction

43.1                                This deed and any disputes or claims arising out of or in connection with its subject matter or formation (including non-contractual disputes or claims) are governed by and construed in accordance with the law of England.

43.2                                The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this deed or its subject matter or formation (including non-contractual disputes or claims) and waive any objection to proceedings in such courts on the grounds of venue or on the grounds that the proceedings have been brought in an inappropriate forum.

44.                                        Process Agent

44.1                                The Sellers appoint Mapa Management & Administration Services Limited of Hallswelle House, 1 Hallswelle Road, London NW11 0DH as their process agent to receive on its behalf service of process of any proceedings in England and the Other Buyers appoint Interval International Limited (Attention: Legal Department) of Coombe Hill House, Beverley Way, London SW20 0AR as their process agent to receive on its behalf service of process of any proceedings in England.  Service upon the process agent shall be good service upon the any of the parties whether or not it is forwarded to and received by the relevant party.  If, for any reason, the process agent ceases to be able to act as process agent, or no longer has an address in England, the parties irrevocably agrees to appoint a substitute process agent with an address in England acceptable to all the parties and to deliver to the parties a copy of the substitute process agent’s acceptance of that appointment within 30 days.  In the event that a substitute process agent fails to be appointed, it shall be effective service for any of the parties to serve the process upon the last known address in England of the last known process agent for the parties notified to the parties notwithstanding that such process agent is no longer found at such address or has ceased to act provided that a copy of the Proceedings is also sent to the relevant party’s current registered office or principal place of business wherever situated.

This Deed has been executed and delivered as a deed the date and year first above written.

EXECUTED as a DEED for and on behalf of		)
CLC RESORT MANAGEMENT LIMITED		)	/s/ James Cunningham Davis.
Director
In the presence of:

Witness Signature:	/s/ Petra Dudek

Witness Name:	Petra Dudek

Witness Address:	Douglas

Isle of Man

Witness Occupation:	Chartered Secretary

EXECUTED as a DEED for and on behalf of		)	/s/ Petra Dudek
GORVINES LIMITED		)	Director

In the presence of:

Witness Signature:	/s/ James Cunningham Davis

Witness Name:	James Cunningham Davis

Witness Address:	3137 North Quay

Douglas

Witness Occupation:	Solicitor

EXECUTED as a DEED for and on behalf of		)
VRI EUROPE LIMITED		)	/s/ Jeanette E. Marbert
Director
In the presence of:

Witness Signature:	/s/ Eric Gummers

Witness Name:	Eric Gummers

Witness Address:	19 Cavendish Square

London

Witness Occupation:	lawyer

EXECUTED as a DEED for and on behalf of		)
VRI MANAGEMENT ESPAÑA, S.L.		)	/s/ Jeanette E. Marbert.

/s/ Jose Miguel Echenagusia

EXECUTED as a DEED for and on behalf of		)
VRI MANAGEMENT CANARIAS S.L.		)	/s/ Jeanette E. Marbert

/s/ Jose Miguel Echenagusia